Exhibit 10.1

[FINAL VERSION – ENGLISH TRANSLATION]

SHARE PURCHASE PROMISE

AGREEMENT

February 17, 2017

By and between

FONDO DE INVERSION PRIVADO MATER AND OTHERS

and

INVERSIONES VAIMACA LIMITADA

(the sellers)

AND

EVERTEC GROUP, LLC

(the buyer)

Regarding shares in

TECNOPAGO S.A.

AND

EFT GROUP S.A.

[FINAL VERSION – ENGLISH TRANSLATION]

SHARE PURCHASE PROMISE AGREEMENT

In Santiago Chile, on February 17, 2017, by and between

I. PROMISOR BUYER

Evertec Group LLC, Puerto Rican company, domiciled on Highway 176, km. 1.3, Cupey Bajo, Rio Piedras, PR 00926,, represented by Mrs. Mariana Lischner Goldvarg, President of Evertec Latin America, passport number [REDACTED], domiciled for this purpose on Bo. Tournón Diagonal to Periódico La Republica, San José, Costa Rica, on the one hand, hereinafter and indistinctly to be called also “Evertec” or the “Buyer”; and, on the other hand,

II. PROMISOR SELLERS

(i) (a) Fondo de Inversión Privado Mater, a private equity fund, tax payer ID number [REDACTED], represented by its manager, the company Administradora Mater S.A., represented by Mr. Alejandro Mehech Bonati, commercial engineer, identity card number [REDACTED]and by Mr. José Antonio Jiménez Martínez, engineer, identity card number [REDACTED], all domiciled at El Bosque Norte No. 0177, 16th floor, community of Las Condes; (b) Investments San Bernardo SpA, tax payer number [REDACTED], represented by Mr. Raúl Del Castillo Fernández, civil engineer, identity card number [REDACTED], both domiciled on Nicanor Plaza 2332, community of La Reina;; (c) Supernova Investments SpA, tax payer ID number [REDACTED], represented by Mr. Marcelo Enrique Durán Ibañez, engineer, identity card number [REDACTED], both domiciled on Marchant Pereria 1945, apartment 1004, community of Providencia; (d) Inversiones y Asesorías Bayona Limitada, tax payer number [REDACTED], represented by Mrs. Viviana Isabel Pulgar Urquiaga, commercial engineer , identity card number [REDACTED], both domiciled on Avenida Condell 1353, community of Providencia; (e) Inversiones Hagerdorn y Morales Limitada, tax ID number [REDACTED], represented by Mr. Christian Rolando Hagerdorn Hitschfeld, identity card number [REDACTED], both domiciled on Gotenburgo 231, apartment 121, community of Las Condes; and (f) Mr. Christian Hagedorn Hitschfeld, already identified; all previous hereinafter referred to collectively as the “Tecnopago Promisor Sellers”; and

(ii) Inversiones Vaimaca Limitada, a company whose line of business is as its name indicates, taxpayer ID number [REDACTED], represented by Mr. Diego Enrique Nario Viettro, with a Bachelor’s degree in Systems,, Uruguayan identity card number [REDACTED], both domiciled for these effects at Avenida Vitacura 2939, 8th floor, Las Condes, on the one hand, which hereinafter and indistinctly will be also called “Vaimaca” or the “EFT Promisor Seller”;

The Tecnopago Promisor Sellers in conjunction with the EFT Promisor Seller, are also referred to hereinafter as the “Sellers” and in conjunction with the Buyer referred to as the “Parties” and each either indistinctly as a “Party”;

[FINAL VERSION – ENGLISH TRANSLATION]

the Buyer and Sellers have agreed to enter into the share purchase promise agreement (hereinafter the “Agreement”) consisting of the following clauses:

Clause 1

Background.

1.01. Tecnopago S.A. (“Tecnopago”), tax payer number [REDACTED] is a closely held company, incorporated and existing under the laws of the Republic of Chile, which was incorporated by public deed dated September 22, 2009, signed before the Notary Public of Santiago Mr. Humberto Santelices Narducci. An authorized extract of the aforementioned public deed of incorporation was registered on page 47,790, number 33,103 in the Santiago Registry of Commerce in 2009 and published in the Official Gazette dated October 5 of the same year.

1.02. Tecnopago capital is divided, at this date, into a total of 41,632 shares without nominal value. To date there are no Tecnopago shares issued pending subscription or payment.

1.03. To date, the only shareholders of Tecnopago are those listed below, each a holder of the following shares:

(i)	Inversiones San Bernardo SpA owns 17,351 shares duly registered in its name in the registry of shareholders of Tecnopago (the “Registry of Shareholders”) under folio number 3;

(ii)	Inversiones Supernova SpA owns 683 shares duly registered in its name in the registry of shareholders under folio number 10.

(iii)	Inversiones y Asesorías Bayona Limitada owns 886 shares duly registered in its name in the registry of shareholders under folio number 8.

(iv)	Inversiones Hagerdorn y Morales Limitada holds 29 shares duly registered in its name in the registry of shareholders under folio number 7.

(v)	Christian Hagedorn Hitschfeld owns 1,451 shares duly registered in its name in the registry of shareholders under folio number 2.

(vi)	Fondo de Inversión Privado Mater owns 21,232 shares duly registered in its name in the registry of shareholders under the folio number 9.

1.04. For the development of its business, Tecnopago participates in the ownership of the company EFT Group S.A., (“EFT”), tax payer number [REDACTED]. EFT is a provider of transactional services technology offering its customers payment and collection solutions for the financial, banking, retail and service industries (hereinafter the “Business”).

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1.05. EFT is a closely held corporation organized and existing under the laws of the Republic of Chile, which was incorporated by public deed dated October 1, 1996, signed before the Notary Public of Santiago Ms. Gloria Patricia Cortés Escaida. An authorized extract of the aforementioned public deed was registered on page 25,803, number 10,212 in the Santiago Registry of Commerce in 1996 and published in the Official Gazette on October 21 the same year.

To date, the only EFT shareholders are (i) Tecnopago, holder of 15,756 shares, representing 88% of the share capital; and (ii) Inversiones Vaimaca Limitada, holder of 2,148 shares, representing 12% of the share capital.

1.06. In turn, EFT has direct and indirect ownership interests in the following companies:

1.06.1. EFT Global Services S.A., tax payer number [REDACTED], a closely held corporation organized and existing under the laws of the Republic of Chile, which was incorporated by public deed dated May 27, 2008, signed before the Notary Public of Santiago Mr. Ricardo Santelices Narducci, registered in the Santiago Commercial Registry on page number 16,026, folio 23,331 for the year 2008 and published in the Official Gazette of May 27 the same year.

To date, the only shareholders of EFT Global Services S.A. are (i) EFT Group SA, which owns 9,900 shares, representing 99% of the share capital; and (ii) Inversiones San Bernardo SpA, holder of 100 shares, representing 1% of the share capital.

1.06.2. EFT Servicios Profesionales S.A., tax payer number [REDACTED], a closely held corporation organized and existing under the laws of the Republic of Chile, which was incorporated by public deed dated September 6, 2001, executed in the Notarial Office of Santiago by Mr. Mario Farren Cornejo, registered in the Santiago Commercial Registry on page 18,849, folio 23,327 for the year 2001 and published in the Official Gazette of September 10 of the same year.

To date, the only shareholders of EFT Servicios Profesionales S.A. are (i) EFT Group S.A., which owns 99 shares, representing 99% of the share capital; and (ii) Raul del Castillo Fernández, holder of 1 share, representing a 1% of the share capital.

1.06.3. Paytrue S.A. (Uruguay), a company incorporated and existing under the laws of Uruguay, which was formed by a public deed dated January 8, 2013 five before the public notary María Marcela Severi Cortabarría .

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To date, the sole shareholder of Paytrue S.A. (Uruguay) is EFT Group S.A., which owns 24,527,698 shares, representing 100% of the share capital.

1.06.4. EFT Group S.A. (Panamá), a company incorporated and existing under the laws of Panama, which was formed by public deed dated February 18, 2011, by before the Public Notary Raúl Castillo Sanjur of the Third Notary of the Panama circuit.

To date, the only shareholders of EFT Group S.A. (Panama) are (i) EFT Global Services S.A., which owns 60 shares, representing 60% of the share capital; and (ii) Transacciones Electrónicas S.A., holder of 40 shares, representing 40% of the share capital.

1.06.5. Caleidón S.A. (Uruguay Free Zone), incorporated and existing under the laws of Uruguay, which was formed by public deed dated July 10, 2002, by before the public notary Silvia Aguirre Chiazzaro.

To date, the sole shareholder of Caleidón S.A. (Uruguay Free Zone) is Paytrue S.A. (Uruguay), which holds 450,000 shares, representing 100% of the share capital.

1.06.6. Paytrue Ltd. (Brazil), a company incorporated and existing under the laws of Brazil, which was formed by public deed dated July 20, 2003, by before the public notary Marco Antonio de Campos Arruda.

To date, the only shareholders of Paytrue Ltd. (Brazil) are (i) Caleidón S.A. (Uruguay Free Zone), which holds 99.99% of the share capital and (ii) EFT Group S.A. owns 0.01% of the share capital.

1.06.7. Tecnopago España Limitada, a company incorporated and existing under the laws of Spain, which was formed by public deed dated July 30, 2015, by before the Madrid Notary José Ortiz Rodríguez.

To date, the only shareholder of Tecnopago España Limitada is EFT Global Services S.A., holder of 100% of the share capital.

1.07. The companies Tecnopago S.A., EFT Group S.A., EFT Global Services S.A., EFT Servicios Profesionales S.A., Paytrue S.A. (Uruguay), EFT Group S.A. (Panama), Caleidón S.A. (Uruguay Free Zone), Paytrue Ltd. (Brazil) and Tecnopago España Limitada, are also referred to hereinafter collectively as the “Companies” and individually any of them as a “Company.” Attached as Annex 1.07 is a table showing the shareholding structure of the Companies.

1.08. The Buyer intends to acquire all of the shares validly issued by Tecnopago, owned by the Tecnopago Promisor Sellers (hereinafter the “Tecnopago Shares”), and they wish to sell to the Buyer the aforementioned shares under the terms and conditions in this Agreement.

[FINAL VERSION – ENGLISH TRANSLATION]

1.09. In turn, the Buyer intends to acquire 2,148 shares validly issued by EFT, owned by the EFT Promisor Seller (hereinafter the “EFT Shares”) and wishes to sell such shares to the Buyer, pursuant to the terms and conditions of this Agreement.

Clause 2.

Share Purchase Promise.

2.01. Tecnopago Share Purchase Promise Agreement

2.01.1. By this instrument, and subject to the terms and conditions of the latter, each of the Tecnopago Promisor Sellers, acting in the manner indicated at the hearing, pledges to sell, assign and transfer to Evertec, or to whosoever it designates, which duly represented as aforesaid, pledges to buy, accept and acquire the Tecnopago shares they own (hereinafter also the “Tecnopago Sale”), according to the following breakdown:

(i)	Inversiones San Bernardo SpA promises to sell, assign and transfer 17,351 shares to Evertec, or to whosoever it designates, which promises to buy, accept and acquire them for itself.

(ii)	Inversiones Supernova SpA promises to sell, assign and transfer 683 shares to Evertec, or to whosoever it designates, which promises to buy, accept and acquire them for itself.

(iii)	Inversiones y Asesoría Bayona Limitada pledges to sell, assign and transfer 886 shares to Evertec, or to whosoever it designates, which promises to buy, accept and acquire them for itself.

(iv)	Inversiones Hagerdorn y Morales Limitada pledges to sell, assign and transfer 29 shares to Evertec, or to whosoever it designates, which promises to buy, accept and acquire them for itself.

(v)	Christian Hagedorn Hitschfeld pledges to sell, assign and transfer 1,451 shares to Evertec, or to whosoever it designates, which promises to buy, accept and acquire them for itself.

(vi)	Fondo de Inversión Privado Mater pledges to sell, assign and transfer 21,232 shares to Evertec, or to whosoever it designates, which promises to buy, accept and acquire them for itself.

2.01.2 The Tecnopago Shares will be sold free of liens, prohibitions, embargos, litigation, injunctions, precedent or subsequent conditions, conditional or term sales, preferential rights of third parties, real or personal in favor of third party rights and, in general, any other circumstance to prevent or limit their free assignment, transfer or domain.

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2.01.3. The Tecnopago Sale and its respective price includes any outstanding options that, for any reason, are appropriate for the Tecnopago Promisor Sellers to exercise, whether for subscription of shares resulting from capital increases of Tecnopago or any other securities conferring future rights to shares thereof, attributable to or derived from the pledged Tecnopago Shares. It also includes all bonus shares that may have been agreed to or those whose distribution by Tecnopago to shareholders and charged to capitalized funds has been determined, whatever their origin or denomination may be and whose issue or distribution is pending, including the right to all assets, earnings retained or accumulated from previous years and other equity accounts that have not been distributed, to this date, with respect to Tecnopago Shares. The above excludes dividends already approved at the Ordinary Shareholders’ Meeting dated April 27, 2016 and those outstanding for the financial year 2015, corresponding to the amount of $200,000,000, as well as the dividends agreed to be distributed at the Tecnopago Ordinary Meeting of Shareholders in the first quarter of 2017 for the financial year 2016, all pursuant to section 5.01 (iv) of the present Agreement, which could include the distribution of up to the total profits for said financial year.

2.02. EFT Share Purchase Promise Agreement

2.02.1. By this instrument, Vaimaca, duly represented in the manner indicated at the hearing, pledges to sell, assign and transfer to Evertec, or to whosoever it designates, which duly represented as aforesaid, pledges to buy, accept and acquire for itself the EFT Shares that the former owns as defined in section 1.09 of this instrument (hereinafter also the “EFT Sale”).

2.02.2. The EFT Shares will be sold free of liens, prohibitions, embargos, litigation, injunctions, precedent or subsequent conditions, conditional or term sales, preferential rights of third parties, real or personal in favor of third party rights and, in general, any other circumstance to prevent or limit their free assignment, transfer or domain.

The EFT Purchase and its respective price includes any outstanding options that, for any reason, are appropriate for the EFT Promisor Seller to exercise, whether for subscription of shares resulting from capital increases of EFT or any other securities conferring future rights to shares thereof, attributable to or derived from the pledged EFT Shares. It also includes all bonus shares that may have been agreed to or those whose distribution by EFT to shareholders and charged to capitalized funds has been determined, whatever their origin or denomination may be and

[FINAL VERSION – ENGLISH TRANSLATION]

whose issue or distribution is pending, including the right to all assets, earnings retained or accumulated from previous years and other equity accounts that have not been distributed, to this date, with respect to EFT Shares. The above excludes dividends already approved at the Ordinary Shareholders’ Meeting dated April 27, 2016 and those outstanding for the financial year 2015, corresponding to the amount of $200,000,000, as well as the dividends agreed to be distributed at the EFT Ordinary Meeting of Shareholders in the first quarter of 2017 for the financial year 2016, all pursuant to section 5.01 (iv) of the present Agreement, which could include distributions of up to the total profits for said financial year.

2.03. Definitive Agreement.

It is hereby expressly stated that the entering into of the sale agreement or agreements necessary for the complete transfer of Tecnopago Shares and EFT Shares to the Buyer, whose wording should be substantially identical to the agreements contained in the Annex 2.03 , and the execution and entering into of all other acts and contracts referred to in this Agreement (hereinafter the “Definitive Agreement”), may be performed by a company controlled by the Buyer, with the understanding, based on this fact alone, that the Buyer has assigned all rights and obligations arising from this Agreement for this purpose.

2.04. Closing Date.

The Definitive Agreement will be entered into within 15 working days after the date on which compliance with all the conditions stipulated in clause 4 of this instrument is verified, as shown in the same and approved by the Parties, which in any case must occur no later than October 31 2017 (the “Closing Date”), notwithstanding that which is stated in section 4.03 of this Agreement. It is expressly stated that the Definitive Agreement shall contain all the terms and conditions set forth in this Agreement, as applicable.

Clause 3.

Price.

3.01. Price of Tecnopago Shares. The price for all pledged Tecnopago Shares amounts to the sole and total amount of CLP$ 23,689,030,164 (twenty-three billion six hundred eighty-nine million thirty thousand one hundred sixty-four pesos) (the “Tecnopago Price”) at the rate of CLP$ 569,010.14 (five hundred sixty-nine thousand ten pesos and fourteen centavos) per share (the “Price per Tecnopago Share”), which the Buyer will pay to the Tecnopago Promisor Sellers at the Closing Date by bank transfer with unrestricted funds, the details of which are as follows:

(i)	CLP$ 9,872,894,946 (nine billion eight hundred seventy-two million eight hundred ninety-four thousand nine hundred forty-six pesos) will be paid to Inversiones San Bernardo SpA.

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(ii)	CLP$ 388,633,926 (three hundred eighty-eight million six hundred thirty-three thousand nine hundred twenty-six pesos) will be paid to Inversiones Supernova SpA.

(iii)	CLP$ 504,142,984 (five hundred four million one hundred forty-two thousand nine hundred eighty-four pesos) will be paid to Inversiones y Asesoría Bayona Limitada.

(iv)	CLP$ 16,501,294 (sixteen million five hundred one thousand two hundred ninety-four pesos) will be paid to Inversiones Hagerdorn y Morales Limitada.

(v)	CLP$ 825,633,714 (eight hundred twenty-five million six hundred thirty-three thousand seven hundred fourteen pesos) will be paid to Mr. Christian Hagedorn Hitschfeld.

(vi)	CLP$ 12,081,223,300 (twelve billion eighty-one million two hundred twenty-three thousand three hundred pesos) will be paid to Fondo de Inversión Privado Mater.

The checking accounts in which the Buyer must deposit the Tecnopago Closing will be indicated by the Tecnopago Promisor Sellers 10 days prior to the Closing Date.

Annex 3.01 includes the calculation of the Tecnopago Price.

3.02. EFT Share Price. The price for all pledged EFT Shares (2148 shares) amounts to the sole and total amount of CLP$ 3,229,502,208 (three billion two hundred twenty-nine million five hundred two thousand two hundred eight pesos) (the “EFT Promisor Seller Price”) at the rate of CLP$ 1,503,493 (one million five hundred three thousand four hundred ninety-three per share (the “Price per EFT Share”), which the Buyer will pay to the EFT Promisor Seller at the Closing Date by bank transfer with unrestricted funds to the checking account that will be indicated by the EFT Promisor Seller 10 days prior to the Closing Date. The EFT Promisor Seller Price is based on a price for 100% of the EFT shares (17,904 shares) corresponding to the amount of CLP$ 26,918,532,372 (twenty-six billion nine hundred eighteen million five hundred thirty-two thousand three hundred seventy-two pesos) (the “EFT Price”) multiplied by the 12% stake of the Promisor Seller in EFT. Annex 3.02 included the calculation of the EFT Promisor Seller Price and the EFT Price.

3.03. Withholdings. The parties note that a portion of the above mentioned, (made up of the “Tecnopago Price” and the “EFT Promisor Seller Price”), amounting to the amount equivalent to CLP$ 1,662,500,000, consisting of the sum of CLP$ 665,000,000 (12 months from the Closing Date), CLP$ 820,191,595 (24 months from the Closing Date), and CLP$177,308,405 (36 months from the Closing Date) contained therein, respectively, of the payments specified in section 3.01 and 3.02 (hereinafter “Withholdings”) will be provided on the Closing Date by the Sellers, as appropriate under the provisions described above, to the withholdings agent, which must be one of the following banks in Chile:

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Banco de Chile, Banco Santander, Banco Bice, Banco Scotiabank, y/o Banco Itaú, who shall be appointed by mutual agreement by the Parties as custodian of withholdings (the “Withholdings Agent”). Withholdings are intended to ensure compliance with the Sellers’ severance payment obligation, as stipulated in clause 7 of this Agreement regarding the EFT Promisor Seller Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount, according to that which is stipulated in section 3.06 of this Agreement, and the payment obligation considered in section 6.01.18 (b). Attached as Annex 3.03 to this Agreement is a model of the contract to be signed for this purpose.

The Withholdings Agent must invest the Withholding funds in deposits in a term of 90 days, adjustable and renewable, keep them in their custody and release said funds and the corresponding interest in favor of the Sellers or the Purchaser as follows:

(i)	Upon completion of 12 months from the Closing Date, the Withholdings Agent must return and pay all the Sellers, in the proportion indicated in clause 3.01 and 3.02, the higher value between (a) zero and (b) CLP$665,000,000 less the value of any Claim existing at that time, or the value corresponding to the Tax Return under paragraph (iii) below;

(ii)	Upon completion of 24 months from the Closing Date, the Withholdings Agent must return and pay the Sellers, on a prorated basis, the higher value between (a) zero and (b) CLP$ 721,768,604 less the value of any Claim existing at the time, or the value corresponding to the Tax Return under paragraph (iii) below. This amount does not include the portion corresponding to the prorated amount of 12% owned by Inversiones Vaimaca Limitada, in the amount of CLP$ 98,422,991.

(iii)	If within 36 months from the Closing Date, the Buyer demonstrates by means of a certificate issued by the financial manager of EFT, that any of the following situations has occurred, according to section 6.01.18(b): (i) the SII (Chilean Income Tax System) totally rejects the requested tax return; (ii) the SII partially rejects the tax return; or (iii) the SII fails to make any pronouncements with respect to said tax return after 36 months have completed, the amount of the Tax Return in cases (i) and (iii) must be fully delivered to the Buyer, and in (ii) whatever is not returned.

If within the periods indicated in the previous paragraphs, the Buyer communicates in writing to the Withholding Agent (the “Claim Notification”): (a) the existence of a claim, charge, lawsuit, or action against the Sellers for Lack of Precision, or (b) the amount corresponding to the EFT Promisor Seller Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount in favor of the Buyer that has not been paid under this Agreement (the “Claim”), the Withholding Agent should withhold the amount indicated in the respective Claim until: (x) the Buyer and the Sellers send the Withholding Agent written, joint instructions regarding how to proceed; or (y) the Withholding Agent receives (y.1) an authorized copy of a final executed judgment issued by

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the arbiter before whom the Claim was presented, in which it is resolved how to proceed with respect to the Withholding; or (y.2) a certificate from PwC Chile in regard to that which is stated in section 3.06.6.

The portion of the Withholding that will not form part of the Claim must be delivered to the Sellers in accordance with the rules indicated in the preceding paragraphs (i) and (ii).

In the case of the previous sections (i) and (ii), the Withholding will be kept in force for a period of up to 24 months.

It is stated that for these purposes, the persons identified in Annex 3.03(iv) by each Seller will be personally liable for the obligations contracted by the Sellers in this Agreement in the manner indicated in section 7.10, including the Indemnifications indicated in clause 7, for the prorated part that corresponds to each one and with the restrictions and periods established in this instrument, with the sole exception of the shareholder Inversionista Vaimaca Limitada, whose prorated part of the Withholding (CLP$98,420,991) will be valid for 36 months, unless Inversiones Vaimaca Limitada grants the personal guarantee of its shareholders or another guarantee sufficient to cover this obligation to the satisfaction of the Buyer within said period.

3.04.	EFT Price Adjustments Prior to the Closing Date. The Parties agree that the EFT Price stipulated in this instrument will be adjusted after this date and prior to the Closing Date in accordance with the following provisions:

3.04.1. The parties hereby express that the EFT Price takes into account that EFT will, at the Closing Date, have (i) an Estimated Working Capital, as this term is defined below, equal to CLP$987,612,834 (nine hundred eighty-seven million six hundred twelve thousand eight hundred thirty-four pesos) (the “Minimum Working Capital”), (ii) an Estimated Cash balance, as this term is defined below, equal to CLP$255,342,065 (two hundred fifty-five million three hundred forty-two thousand sixty-five pesos) (the “Cash Balance”), (iii) an Estimated Financial Debt, as this term is defined below, equal to CLP$3,112,545,250 (three billion one hundred twelve million five hundred forty-five thousand two hundred fifty pesos) (“Target Financial Debt”) and (iv) Estimated Debt Equivalents, as this term is defined below, equal to CLP$568,922,378 (five hundred sixty-eight million nine hundred twenty-two thousand three hundred seventy-eight pesos) (“Target Debt Equivalents”). Annex 3.04.1 includes a complete and detailed picture of EFT Estimated Working Capital corresponding to 2016. The sum of the following accounts: (i) Target Financial Debt and (ii) Target Debt Equivalents will be the financial debt of the transaction (“Target Financial Debt of the Transaction”).

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3.04.2.For the purposes of the provisions in section 3.04, the following terms shall have the meanings indicated below for each:

“Estimated Financial Debt of the Transaction” means the sum, at the Closing Date, without duplication, of: (i) Estimated Financial Debt and (ii) Estimated Debt Equivalents. Annex 3.04.2 (a) includes an example of calculating the Financial Debt of the Transaction as of December 31, 2016.

“Estimated Financial Debt” means the sum, at the Closing Date, without duplication, of: (i) the payable financial obligations in monetary terms that have accrued interest, including the principal and accrued interest on such obligations according to their titles or documents, excluding market value adjustments; and (ii) the financial obligations payable in monetary terms with title for collection, even without not accrued interest, accounted for at current fair value. For the purposes of the provisions in paragraphs (i) and (ii) above, those obligations refer to items included in the Closing Financial Statements only on the following items: (x) other financial liabilities, current and (y) other financial liabilities, non-current. The bank overdraft account is incorporated in the above accounts (x) and (y). Annex 3.04.2 (b) includes an example of calculating the daily Financial Debt as of December 31, 2016.

“Estimated Debt Equivalents” means the sum, at the Closing Date, without duplication, of: (i) compensation for years of service at all events “vested”; (ii) expenses arising from the transaction, including but not limited to change of control payments; (iii) other nonfinancial liabilities (deferred revenue); (iv) tax liabilities (current taxes); (v) accounts payable over ninety (90) days pending, less (vi) tax assets (recoverable taxes). Annex 3.04.2 (c) includes an example of calculating Estimated Debt Equivalents Debt at December 31, 2016.

“Estimated Working Capital” means the difference obtained at the Closing Date by subtracting Current Estimated Assets minus Current Estimated Liabilities.

“Current Estimated Assets” means the sum at the Closing Date of all current assets in the balance statement less the sum of the following items: (i) Estimated Cash; (ii) current portion of deferred tax assets; and (iii) accounts receivable over ninety (90) days pending.

“Current Estimated Liabilities” means the sum at the Closing Date, of all current liabilities in the balance statement less the sum of the following items: (i) deferred revenue; (ii) current taxes; (iii) the current portion of deferred tax liability; (iv) other current financial liabilities; (v) the current portion of the liability related to the purchase of Paytrue, S.A.; (vi) loans with related parties; (vii) intercompany loans.

Annex 3.04.1 above includes an example calculation of Estimated Working Capital for each month in 2016.

“Estimated Cash” means the sum, at the Closing Date, of the asset items listed in Annex 3.04.2 (d) with reference values as of December 31, 2016.

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3.04.3. The Parties agree that:

(a) The EFT Price (i) shall increase in the amount that the Estimated Working Capital exceeds the Minimum Working Capital, if applicable, or (ii) it shall decrease in the amount by which the Minimum Working Capital exceeds the Estimated Working Capital (the “Working Capital Adjustment”).

(b) The EFT Price (i) shall increase in the amount that the Estimated Cash Balance exceeds the Minimum Cash Balance, if applicable, or (ii) it shall decrease in the amount by which the Minimum Cash Balance exceeds the Estimated Cash Balance (the “Cash Balance Adjustment”).

(c) The EFT Price (i) shall increase in the amount that the Target Financial Debt of the Transaction exceeds the Estimated Financial Debt of the Transaction, if applicable, or (ii) it shall decrease in the amount by which the Estimated Financial Debt of the Transaction exceeds the Target Financial Debt of the Transaction (the “Debt Adjustment”)

(d) The term “EFT Adjustment Amount” (which can be a positive or negative amount) shall be defined as the number resulting from adding the Working Capital Adjustment, the Cash Balance Adjustment and the Debt Adjustment. Annex 3.04.3 includes an example of calculating the EFT Adjustment Amount as of May 31, 2017 with reference values.

For these purposes, the Sellers shall provide the Buyer, at least 5 business days prior to the Closing Date, with details regarding the amounts of Estimated Financial Debt of the Transaction, Estimated Financial, Estimated Debt Equivalents, Estimated Working Capital, Estimated Current Assets, Estimated Current Liabilities, and Estimated Cash Balance according to the format attached as Annex 3.04.4 to this Agreement.

3.04.4.Also the Buyer shall have free access to, and the Sellers must deliver at the simple request of the Buyer, all information on the basis of which the calculations were made for Estimated Financial Debt, Estimated Debt Equivalents, Estimated Working Capital, Estimated Current Assets, Estimated Current Liabilities and Estimated Cash Balance.

3.04.5.Once the determination of the EFT Adjustment Amount is made, the EFT Price will decrease, if the EFT Adjustment Amount is negative, or increase, if the EFT Adjustment Amount is positive. The closing EFT price will be the EFT Price incorporating EFT Adjustment Amount (the “EFT Closing Price”).

3.04.6.The EFT Closing Price to be paid to the EFT Promissory Seller shall be the EFT Promissory Seller Price incorporating the EFT Adjustment Amount multiplied by 12% of the EFT Promissory Seller’s stake in EFT (the “EFT Promisor Seller Closing Price”). Annex 3.04.6 includes an example of the EFT Promissory Seller Closing Price as at May 31, 2017, with reference values.

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3.05.	Tecnopago price adjustments prior to the Closing Date

3.05.1.	The “Tecnopago Adjustment Amount” (which can be a positive or negative amount) shall be understood as the number obtained by multiplying the amount of the EFT Adjustment by the 88% share of Tecnopago in EFT.

3.05.2.	Once the determination of the Tecnopago Adjustment Amount is made, the Tecnopago Price will be reduced, if the Tecnopago Adjustment Amount is negative, or increase, if the Tecnopago Adjustment Amount is positive. The Tecnopago closing price will be the Tecnopago Price once the Tecnopago Adjustment Amount is incorporated into it (the “Tecnopago Closing Price”). Annex 3.05.2 includes an example of the Tecnopago Adjustment Amount as at May 31, 2017, with reference values.

3.05.3.	The amount that each party must pay or receive, as relevant, will be determined in accordance with the percentage of shares acquired or transferred with respect to the total number of Tecnopago Shares.

3.06. EFT and Tecnopago Post-Closing Price Adjustments. The Parties agree that the EFT Closing Price, the EFT Promissory Seller Closing Price and the Tecnopago Closing Price stipulated in this instrument will be adjusted again after the Closing Date in accordance with the following provisions:

3.06.1.	The parties hereby state that the EFT Closing Price takes into to account that EFT will, at the Closing Date, have the following: (i) Estimated Financial Debt of the Transaction equal to the amount of the Closing Financial Debt of the Transaction; (ii) Estimated Working Capital equal to the amount of Closing Working Capital, and (iii) an Estimated Cash Balance equal to the amount of the Closing Cash Balance.

3.06.2.	The Parties agree that:

(i)	The EFT Closing Price (i) shall decrease in the amount that the Closing Financial Debt of the Transaction exceeds the Estimated Financial Debt of the Transaction, if applicable, or (ii) it shall increase in the amount by which the Estimated Financial Debt of the Transaction exceeds the Closing Financial Debt of the Transaction (the “Closing Financial Debt Adjustment”)

(ii)	The EFT Closing Price (i) shall increase in the amount that the Closing Working Capital exceeds the Estimated Working Capital, if applicable, or (ii) it shall decrease in the amount by which the Estimated Working Capital exceeds the Closing Working Capital (the “Closing Working Capital Adjustment”).

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(iii)	The EFT Closing Price (i) shall increase in the amount that the Closing Cash Balance exceeds the Estimated Cash Balance, if applicable, or (ii) it shall decrease in the amount by which the Estimated Cash Balance exceeds the Closing Cash Balance (the “Closing Cash Balance Adjustment”).

(iv)	The term “EFT Closing Adjustment Amount” (which can be a positive or negative amount) shall be defined as the number resulting from adding the Closing Financial Debt Adjustment, Closing Working Capital Adjustment and the Closing Cash Balance Adjustment.

(v)	The “EFT Promisor Seller Closing Adjustment Amount” (which may be a positive or negative amount) shall be understood as the number resulting from multiplying the EFT Closing Adjustment Amount by 12% of the EFT Promisor Seller’s stake in EFT.

(vi)	The “Tecnopago Closing Adjustment Amount” (which can be a positive or negative amount) shall be understood as the number obtained by multiplying the EFT Closing Adjustment Amount by the 88% share of Tecnopago in EFT

The Financial Debt of the Closing Transaction, the Closing Working Capital and the Closing Cash Balance shall be defined, respectively, as the final amounts of the same items at the Closing Date, calculated according to the provisions of the following Section.

3.06.3.

For the purposes of calculating the EFT Closing Amount Adjustment Amount, the Buyer shall, within 60 days from the Closing Date, cause EFT to perform and submit to the Sellers a consolidated balance of EFT at the Closing Date (the “Closing Financial Statements”) and a statement indicating: (i) the final amount of the Closing Financial Debt of the Transaction, the Closing Working Capital and the Closing Cash Balance, calculated according to the Closing Financial Statements and the definitions outlined in Section 3.04.2 of this Agreement, for each item; (ii) the calculation of the EFT Closing Adjustment Amount; (iii) the calculation of the Promisor Seller Closing Adjustment Amount, and (iv) the calculation of the Tecnopago Closing Adjustment Amount (the “Closing Statement”). The Closing Financial Statements must have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applicable in Chile with the exception of calculating the Estimated Working Capital, Current Estimated Assets, Current Estimated Liabilities and Closing Working Capital accounts, which in this case shall be presented in accordance with Generally Accepted

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Accounting Principles (GAAP), according to the same criteria used by the companies in previous accounting years. An example of the Closing Financial Debt of the Transaction, of Closing Working Capital, the calculation for the EFT Closing Adjustment Amount, the calculation of the EFT Promisor Seller Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount is attached as Annex 3.06.3 to this Agreement.

3.06.4.	Once the Closing Financial Statements and the Settlement Statement have been submitted by the Buyer through communication sent in the manner provided in Section 13.07 of this instrument, the Sellers will have a maximum of 15 days to provide the Buyer with feedback thereon. Said 15 days will be calculated from the moment that the Buyer delivers to the Sellers all the information that is necessary and reasonable to provide in order to analyze the adjustments that ultimately occur. In the event that the Sellers do not provide any feedback within that period it shall be deemed that they have no claim, action or demand to be made against the Buyer regarding the Closing Financial Statements and the calculation of the EFT Closing Adjustment Amount, the EFT Promisor Seller Closing Adjustment Amount, and the Tecnopago Closing Adjustment Amount, being required to proceed to payment of the latter pursuant to the present clause by the applicable Party or Parties, on the pro rata basis corresponding to each, within 10 days of the expiry of that 15-day period.

For the purposes of preparing its feedback, at the date of notification of the Closing Financial Statements and Settlement Statement, the Buyer will provide the Sellers with access to the accounting and financial information of the companies at the offices thereof or in the manner agreed by the same Parties, on weekdays and within working hours, in order to confirm the information contained in the Closing Financial Statements and Settlement Statement.

3.06.5.	In the event that the Sellers provide any feedback within the 15-day term stated in the previous paragraph, by notification sent in the manner provided in Section 13.07 of this Agreement, the Buyer shall in turn have 15 days from the provision of such notice and the provision of the information to respond in the same manner to the feedback given by the Sellers. In the event the Buyer fails to submit the reply within the aforementioned 15 days, it will be with the understanding that it fully accepts and endorses the feedback provided by the Sellers regarding the Closing Financial Statements and the calculation of the EFT Closing Adjustment Amount, the EFT Promisor Seller Closing Adjustment Amount, and the Tecnopago Closing Adjustment Amount, and that there is no claim, action or complaint whatsoever to formulate in this matter, being required to proceed to payment of the latter pursuant to the present clause by the applicable Party, on the pro rata basis corresponding to each.

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3.06.6.	In the event the Buyer responds within the period specified above to the comments made by the Sellers, the Buyer and Sellers shall negotiate in good faith for a period of 15 days from that response, with the intention to resolve differences. If the objections are not resolved in a mutually acceptable manner within the period of 15 days, the difference existing to that effect between the Parties shall be resolved, in one instance and without further recourse or claim of any kind, by the Chile auditing firm, or, if this position is not accepted, that which is designated by mutual agreement between the Parties and, in the absence of such agreement, by indicating the arbitrator designated in this instrument. The auditing firm that resolves differences regarding the Closing Financial Statements may only rule on those matters and specific items contained in the comments made by the Sellers or the Buyer and its effect on Closing Financial Debt, Closing Working Capital and Closing Cash Balance.

That part of the EFT Promisor Seller Closing Adjustment Amount and Tecnopago Closing Adjustment Amount found to be out of the question will be paid, pursuant to the present clause, within 10 days following notification of the response of the Buyer to the feedback of the Sellers, on the pro rata basis corresponding to each. Any part of the EFT Promisor Seller Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount subject to discussion shall, pursuant to the present clause, be paid within 10 days following notification of the decision issued on the matter by the auditing company that has addressed such objection or claim, in accordance with the provisions of the preceding paragraph, on the pro rata basis corresponding to each.

3.06.7.	Both the observations made by the Sellers and the response thereto by the Purchaser shall contain a concrete proposal for correction or modification of the Closing Financial Statements or the specific indication of each of the items on which the comments are based and the amount thereof; if it is not done, it is with the understanding the respective observations or response thereto have not occurred.

3.06.8.	Once the EFT Closing Adjustment Amount has been determined, the EFT Closing Price will decrease if the EFT Closing Adjustment Amount is negative, or increase if the EFT Closing Adjustment Amount is positive. The EFT adjusted closing price shall be the EFT Closing Price incorporating the EFT Closing Adjustment Amount (the “EFT Adjusted Closing Price”). Similarly, the EFT Promisor Seller adjusted closing price shall be the EFT Promisor Seller Closing Price incorporating the EFT Promisor Seller Closing Adjustment Amount (the “EFT Promisor Seller Adjusted Closing Price”). In addition, one of the following payments shall be made:

(a)	If the EFT Promisor Seller Closing Adjustment Amount is negative, the EFT Seller will pay the Buyer the EFT Promisor Seller Closing Adjustment Amount;

(b)	If the EFT Promisor Seller Closing Adjustment Amount is positive, the Buyer shall pay the EFT Seller the EFT Seller Adjustment Amount.

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3.06.9.	Once the Tecnopago Closing Adjustment Amount has been determined, the Tecnopago Closing Price will decrease if the Tecnopago Closing Adjustment Amount is negative, or will increase if the Tecnopago Closing Adjustment Amount is positive. The Tecnopago adjusted closing price shall be the Tecnopago Closing Price incorporating the Tecnopago Closing Adjustment Amount (the “Tecnopago Adjusted Closing Price”, and jointly with the ETF Promisor Seller Adjusted Closing Price, the “Adjusted Closing Price”). In addition, one of the following payments shall be made:

(a)	If the Tecnopago Closing Adjustment Amount is negative, the Tecnopago Promisor Sellers will pay the Buyer the Tecnopago Closing Adjustment Amount, on the pro rata basis corresponding to each;

(b)	If the Tecnopago Closing Adjustment Amount is positive, the Buyer shall pay the Tecnopago Promisor Sellers the Tecnopago Closing Adjustment Amount, on the pro rata basis corresponding to each.

The amount that each party should pay or receive, as appropriate, shall be determined in accordance with the percentage of Tecnopago Shares acquired or disposed in relation to total number of Tecnopago Shares.

Clause 4. Precedent Conditions for Closing

4.01.	Conditions. The Parties agree that the entering into of the Definitive Agreement will be subject to the fulfillment or waiver of the precedent conditions set forth below (the “Closing Conditions”) no later than the Closing Date, which shall be credited reliably to the Buyer subject to their full satisfaction:

4.01.1. Statements and Guarantees. The statements and guarantees of the Sellers set forth in this Agreement must be true and correct at the Closing Date.

The Sellers must deliver to the Buyer, every 30 days after the date of this Agreement and in the manner indicated in section 13.07, a report containing any situation that has arisen during these 30 days that affects the Statements

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and Guarantees, along with a detailed description of it (hereinafter, the “Report”). In the event that there are no situations that affect the Statements and Guarantees, the Sellers will not have the obligation of delivering the Report.

Once the Report is received, the Buyer will have the option of terminating this Agreement, by communicating this to the Sellers within a term of 10 working days from its receipt in the manner indicated in section 13.07, in which case the Parties will be released from their obligations derived from this Agreement.

4.01.2. No Material Adverse Change. The Sellers must submit a written statement certifying that, from the date of signing of the present Agreement until the Closing Date, there have been no material adverse changes in the financial position or operating results of the group of companies mentioned in clause 1 above, and the latter have not suffered loss or damage of assets, whether or not they are insured, significantly affecting the corresponding capacity of the corporate group to conduct its business in the way it has to date. The term “material” used in the context of this article, refers to one or more adverse financial impacts on the group of companies that together exceed the amount of USD 500,000 (provided and to the extent that this can be measured in monetary terms), except for those caused by: (i) a change in economic conditions or policies in Chile; (ii) general economic conditions in the industry of the Companies; (iii) changes to Chilean law or interpretations; and (iv) changes in laws or regulations that correspond to each of the laws under which the Companies operate.

4.01.3. Compliance with Restriction Obligations. All the restrictions set out in clause 5 below regarding the activities and operations of the Sellers from this date and until the Closing Date must be complied with, except those breaches attained the prior written approval of the Buyer.

4.01.4. That the companies EFT Group S.A. (Panama), EFT Servicios Profesionales S.A., EFT Global Services S.A. have become a subsidiary 100% controlled directly or indirectly by EFT. any legal acts or contracts that are entered into for complying with this condition must have the prior approval of the Seller, and cannot generate any contingencies or losses to the Buyer or the Companies, unless said contingency or loss is covered by the Price Adjustment clause (3.06).

4.01.5. Debt for Acquisitions. None of the Companies have any outstanding debts due to acquisitions they have performed. In particular, it is expressly stated that any outstanding debt for purchases of the companies Paytrue S.A. and EFT Group S.A. (Panama) that may exist should be duly extinguished.

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4.01.6. Consent. Full required consent has been obtained and all necessary notification has been given, as appropriate, regarding restrictions on change of control existing in contracts entered into by the Companies with customers or suppliers, especially those indicated in Annex 4.0 1.6. This condition will be complied with only once section 4.0 1.7 has been complied with.

4.01.7. Buyer Approval. The regulatory authority of the United States under the Federal Reserve System (hereinafter the “FED”), which has jurisdiction and supervisory powers over the Buyer, has authorized the latter to enter into the Definitive Agreement.

This condition will be understood as complied with once the Buyer sends the Sellers a notification in the manner indicated in section 13.07, indicating that the FED has authorized the signing of the Definitive Contract.

4.01.8. Pledge of Paytrue S.A. Shares That the pledge has been lifted, in all of its parts, which was constituted on 2,849,047 shares in Paytrue S.A., in favor of Carlos Mateu, Diego Nario, Gonzalo Paez, and Eduardo Spangenberg, and the corresponding share certificates have been returned to its shareholders.

4.01.9. Key Executives. That the individuals indicated in Annex 4.0 1.9 have signed an employment agreement or a modification of one already signed, in terms that the Buyer considers reasonable at its absolute discretion. This condition will be understood as not having been met if after 30 days from this date the Buyer has not reached a written agreement with the Key Executives. Within the aforementioned term of 30 days, the Buyer must send the Sellers a notification in the manner indicated in section 13.07 indicating whether said condition has been complied with or whether they waive it, failing which it shall be understood as having been breached.

4.01.10. Lease Agreement with Related Persons. Contracts listed in Annex 4.01.01 have been modified exclusively with respect to extending its term of validity until June 7, 2019, according to text that is added to the Annex.

4.01.11. Service Contracts with Related Persons. The service contracts with Related Persons listed in Annex 4.01.11 have been terminated, with the corresponding settlement and waiver of action, and these have been previously approved by the Buyer.

4.01.12. Resignation of Managers. The current managers of each of the companies listed in Annex 4.01.12 (a) have resigned from their positions in accordance with the format attached as Annex 4.01.12 (b) to this Agreement.

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4.01.13. Services Agreement. Mr. Raul Del Castillo Fernández has entered into a Services Agreement with Evertec Group, LLC, or the entity designated by the latter, in accordance with the format attached as Annex 4.01.13 to this Agreement.

4.01.14. A request for amendment should be submitted to the Copyright Registry of the National Library so that the copyright on the software programs listed in Annex 4.01.14 to this Agreement correspond to “Paytrue S.A” and not the name “Paytrue Solutions,” and that there are no signs that this could be rejected by the respective authority, or that there might be any contingencies in its regard.

4.01.15. A request for amendment should be submitted to the Copyright Registry of the National Library so that the capacity of Paytrue S.A. on the software programs indicated in Annex 4.10.15 to this Agreement correspond to the “producer” and that there are no signs that this could be rejected by the respective authority, or that there might be any contingencies in its regard

4.01.16. A request should be submitted to the Copyright Registry of the National Library and all possible efforts made to amend the capacity of Diego Nario as sole “Copyright Owner” of the registry of the software programs indicated in Annex 4.01.16 (a) to this Agreement, necessarily indicating that the owner of the rights is Paytrue S.A. Additionally, Diego Nario must sign a document recognizing that the former has no rights on these software programs, in accordance with the format attached as Annex 4.01.16 (b) to this Agreement.

For the purpose of that which is indicated in section 4.01.14, 4.01.15, and 14.01.16, the Sellers must send a copy of the respective requests to the Buyer, once submitted, and provide a copy of any resolution issued by the authority in regard to said requests. In order for these conditions to be considered to have been complied with, the Sellers must deliver to the Buyer, prior to the Closing Date, a certificate indicating the status of each one of the requests, along with any submissions and resolutions issued by the authority.

4.01.17. The EFT Minimum Cash Balance at the Closing Date is not less than CLP$ 255,342,065 (two hundred fifty-five million three hundred forty two thousand sixty-five) pesos, which will be accredited with a certificate issued by Tecnopago’s finance manager.

4.01.18. All obligations under this Agreement have been met by the Sellers.

4.01.19. That on the Closing Date, Tecnopago and EFT’s liability with respect to the payment of the fees of Larraín Vial Servicios Profesionales Limitada be released.

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4.02.	Verification of Closing Conditions. In the event that, within a period that expires on October 31, 2017 (notwithstanding that which is established in the following clause 4.03), there has not been compliance with the Closing Conditions set forth in Sections 4.01.1 to 4.01.19, inclusive, except section 4.01.7, this will be deemed as lack of compliance, the Parties thus being freed of their obligations under this Agreement without any liability, to the extent that the lack of compliance is not imputable to the negligence or willful misconduct of any the Parties.

4.03.	Special Condition (section 4.01.7). In the event that:

(i)	Compliance with the Closing Condition has not been verified, as indicated in section 4.01.7, by or before June 12, 2017, Fondo de Inversión Privado Mater or Inversiones San Bernardo SpA, either of them acting interchangeably or separately, can terminate this Agreement after that date, with the Sellers having right to demand the payment of the amount referred to in this section.

(ii)	If this Agreement is terminated in accordance with that which is indicated in the previous paragraph (i), the Parties will be released from their obligations under this Agreement, except with respect to the Buyer, who shall, if Fondo de Inversión Privado Mater terminates this Agreement, pay a fine to the Sellers, amounting to the sum of CLP$1,330,000,000 or its equivalent in United States of America dollars on the day of payment, as punishment for this situation (“Early Termination Fee”). Fondo de Inversión Privado Mater or Inversiones San Bernardo SpA must communicate their decision to terminate the agreement to the Buyer in the manner indicated in section 13.07.

(iii)	For such purposes, Inversiones Supernova SpA, Inversiones y Asesorías Bayona Limitada, Inversiones Hagerdorn y Morales Limitada, Christian Hagedorn Hitschfeld, and Inversiones Vaimaca Limitada duly represented, hereby grant a special, free, and irrevocable mandate to Fondo de Inversión Privado Mater and Inversiones San Bernardo. To represent them acting jointly for all purposes indicated in this clause.

(iv)	Should the FED deny approval of the transactions contemplated under this Agreement while it is in force, making it impossible to fulfill the Closing Condition indicated in section 4.01.7, the Sellers will have the right to charge the Early Termination Fee.

(v)	Payment of the Early Termination Fee, where appropriate under the terms of this clause, shall be paid by the Buyer to the Sellers within 20 calendar days from (x) the notification made by Fondo de Inversión Privado Mater or Inversiones San Bernardo SpA of the termination of the Agreement, or (y) the eventuality described in item (iv) above has occurred, which shall be deposited in the same checking accounts as those reported by the Sellers, in the proportion and amounts indicated below for each of them:

(a) CLP$ 487.803.350 (four hundred eighty-seven million eight hundred three thousand three hundred fifty) pesos shall be paid to Inversiones San Bernardo SpA.

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(b) CLP$ 19.201.757 (nineteen million two hundred one thousand seven hundred fifty-seven) pesos shall be paid to Inversiones Supernova SpA.

(c) CLP$ 24.908.868 (twenty-four million nine hundred eight thousand eight hundred sixty-eight) pesos shall be paid to Inversiones y Asesoría Bayona Limitada.

(d) CLP$ 815.302 (eight hundred fifteen thousand three hundred two) pesos shall be paid to Inversiones Hagerdorn y Morales Limitada.

(e) CLP$ 40.793.191 (forty million seven hundred ninety-three thousand one hundred ninety-one) pesos shall be paid to Mr. Christian Hagedorn Hitschfeld.

(f) CLP$ 596.913.189 (five hundred ninety-six million nine hundred thirteen thousand one hundred eighty nine) pesos shall be paid to Mater Fondo at Inversión Privado.

(g) CLP$ 159.564.343 (one hundred fifty-nine million five hundred sixty-four thousand three hundred forty-three) pesos shall be paid to Inversiones Vaimaca Limitada.

It is hereby agreed that, if Fondo de Inversión Privado Mater and Inversiones San Bernardo SpA decide to terminate this Contract based on the terms described in clause 4.03, the Purchaser shall cover all expenses resulting from charges, whether judicial extrajudicial, including reasonable and documented attorney fees, if applicable, resulting from the transactions or charges related to the withdrawal amount. Furthermore, an appendix is attached as Annex 4.03 (iv) with the legal opinion of Pietrantoni Méndez & Alvarez LLC, confirming that the Early Termination Fee amount described in this Contract is enforceable against the Purchaser and that it has the capacity to contract this obligation under this country’s legislation.

4.04.	Except as described in clause 4.03 above, it is hereby agreed that the Closing Conditions referred to in clause 4.01 have been have been established for the sole benefit of the Purchaser who may renounce them at any time at his sole discretion.

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Clause 5. Restrictions on the Sellers.

5.01 Obligations to not act. The Sellers agree that, as of this date and until the Closing Date, each Company shall perform its operations only within the ordinary scope of its business, according to their corporate objectives, and in a manner consistent with their past business performance. They will not sign any contract or take on any obligations outside of this ordinary scope. Furthermore, they will fully fulfill all obligations with creditors, and will charge debtors if the normal manner of their businesses. The Sellers, from the date of signing this Contract until the Closing Date, shall not perform or cause any of the Companies to carry out any of the following actions without the previous written consent of the Purchaser.

(i)	No lien shall be created on any of the properties or assets of any of the Companies, except those that correspond to normal business operations, and this bylaw shall not be amended.

(ii)	No Company shall grant credit extensions outside of normal business operations, nor shall they modify credit practices or accounting, book keeping or business filing methods.

(iii)	No Company shall acquire or dispose or individual fixed assets valued at more than USD150,000, nor shall they obligate themselves to acquire or dispose of them. Neither shall they create liens or limitations to rights to the same.

(iv)

No Company shall assume liabilities, either short or long term, that are outside of the normal activity of the business, except for the following two situations: (a) to take the necessary actions in order to acquire the shares of 40% of EFT Panama; and (b) to distribute up to the total profits of Tecnopago and EFT for financial year 2016, via dividends approved by the respective ordinary shareholders’ meetings. The funding and means of implementing the measures set forth in items (a) and (b) above must be approved in advance by the Seller, who may refuse these with due cause. At all events, the funds for distribution of the dividends and the purchase of 40% of the shares of EFT Panamá must derive from funding requested for those purposes, and the steps taken to that end must meet the following requirements: (i) that the funding or fundings must be requested from a formal financing entity have acknowledged standing in Chile, or a banking institution; (ii) the distribution of the dividends must be made via cash flows with fund availability from the funding requested for those purposes; (iii) the funding or fundings must contain a prepayment clause that may be exercised at any time; and (iv) the disbursement or disbursements of the funding must be completed on or before 60 calendar days have elapsed from March 1, 2017. The amounts that the Companies must disburse to request the funding, or to exercise the prepayment clause (bankruptcy costs, commissions and other prepayment expenses), or that are

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generated for any reason in connection with the funding or the fundings, must be deducted in full from the Tecnopago Price and from the EFT Price as applicable, prior to the Closing Date.

In the event that the actions proposed by the Sellers are accepted by the Purchaser, the former will be liable for any contingency generated for the Companies or the Purchaser that are the result of the execution of said actions, with the Sellers having to indemnify the Purchaser without the restrictions indicated in the seventh clause of this Agreement;

(v)	No Company shall commit itself to payments without extraordinary consideration or indemnifications, nor shall it constitute itself as a guarantor, bailor or joint and several codebtor, nor grant guarantees of any kind.

(vi)	Existing contracts with Primary Executives shall not be modified, according to their terms as defined in clause 6.01.13, and employees of each Company shall not sign contracts or collective work agreements. Neither shall they pay indemnification to employees.

(vii)	No termination or cancellations any relevant contracts within the Companies shall be made.

(viii)	No extraordinary distribution or withdrawal of utilities shall be made, except as provided for in clauses 2.01.3 and 2.02.3 of this document.

(ix)	No agreement shall be made to perform any of the above mentioned actions.

(x)	No contracts or agreements shall be signed with Related Parties.

The written permission mentioned above shall only be granted by Mr. Luis Rodríguez in the manner indicated in section 13.07. In this capacity, the aforementioned individual or the person appointed by the latter shall have complete access to the operations of the Sellers and shall be able to review business documents and transactions, with the aim of ensuring compliance with the restrictions mentioned above. In the event that the Purchaser does not respond within 5 calendar days from the day that the Sellers request approval, the request shall be assumed to be approved.

It is hereby agreed that if the Purchaser does not agree, the Sellers shall not be responsible for not having carried out the action, in the event that this causes some type of damage to the Companies or that it implies noncompliance with this Contract.

Furthermore, clause 5.01 shall not be applicable to acts or omissions that (a) are expressly addressed in the Contract, including act that are conducive to the satisfaction of the condition; (b) in the case of legal or judicial requirements; (c) in the case of urgency in order to avoid imminent damage to the Companies.

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Clause 6. Declarations and guarantees of the Sellers.

The Parties hereby agree that the Purchaser has entered into this Agreement along with the payment of the Tecnopago Price and EFT Price, as indicated in the previous clauses and for other reasons, in consideration of the declarations and guarantees (the “Declarations and Guarantees”) that are included in this clause and created by the Sellers for the exclusive benefit of the Purchaser as an essential basis for the signing of this Contract.

6.01.1. Companies.

(i)	The Companies are duly constituted and registered in the corresponding records and entities for each legislature. They exist legally, and they do not violate any laws. They are current and in conformity with the laws of the countries where they reside and have complete control over their corporate interests, as well as complete authority and ownership of their properties and assets. They have complete control over the performance of their business in the manner that they are currently performed.

(ii)	The books containing investor and Board of directors meeting minutes, and any other corporate or Company books that are obligated to be kept by law or regulations or corporate statutes, are current and contain all agreements and resolutions adopted by the respective group during meetings and sessions held as of this date, all of which have been adopted in a proper manner and in compliance with all requirements of applicable law.

(iii)	There are no agreements pending meetings of investors or sessions of the board, nor are there partner agreements within the Companies pending that have not been registered in the books containing meeting minutes or any other books, and that have therefore not been made known to the Purchaser. The investor records and the books containing minutes from board meetings and investors meetings for the Companies have been kept on compliance with all of legal and regulatory requirements as applicable, and are complete and correct.

(iv)	The share capital for each of the Companies is currently divided in accord with the stipulations of Appendix 6.01.1 (iv), which is duly signed and paid, and whose investors, partners or capital owners, with their corresponding share, are detailed in said appendix. They all have their corresponding share certificates in conformity with each legislature.

(v)	The shares issued by the Companies consistent with Companies that issue shares, or the corporate rights of the corresponding Companies, have been duly and correctly issued according to the law. Their issuing, signing and payment has not violated any right to preferential rights of other investors or partners of the respective Companies, whether these be third parties or of third parties, or agreements with current investors, and they are completely signed and paid, and they are not affected by any lien whatsoever.

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(vi)	There are no modifications regarding ownership of corporate rights or shares of the Companies which are not duly recorded and published in accord with applicable Legislation.

(vii)	There are currently no rights or ownership in circulation that would grant he right to receive shares or corporate rights to the Companies, such as preferential acquisition rights, warrants, option rights or instruments that could be converted or cashed for shares that could obligate the Sellers or the Companies to issue, sell or transfer any share or right belonging to the Companies.

(viii)	The Companies have no share participation or corporate rights whatsoever, whether direct or indirect, in entities that do not form part of the Companies, and they do not form part of associations, joint ventures, joint action agreements or any other type of for profit company or entity other than the Companies.

(ix)	All transactions effected in order to acquire shares and corporate rights for the Companies, whether by purchase, fusion or any other mechanism, and whether carried out directly or indirectly, are valid and comply with all applicable legislative requirements and with the statutes of the respective Companies. They are not affected by any liabilities subject to claims.

The Tecnopago Promisor Sellers are outright owners of Tecnopago shares, in the proportion indicated in section 2.01.1. This ownership is free and clear of any guarantees, liens, prohibitions, restrictions, litigation, embargos, resolution conditions, claims and, in general, any ownership limitation which could, together with mortgages, liens, expropriations or notifications of expropriation procedures, leases with option to buy or conditional purchase agreements, antichresis, purchase or buyback options, right of ways, credits, deferred rights for customs or any other rights in favor of third parties, that shall be referred to as “Liabilities.”

(x)	Vaimaca is the owner of 2,148 EFT shares. Except for that which is stated in Annex 6.01.1 (xi), said ownership is free and clear of liabilities; and

(xi)	The Sellers act in the signing and fulfillment of this Contract and in the signing and fulfillment of all acts and contracts contained herein, within their faculties, with all corresponding corporate approvals. Therefore, the contracts are valid and obligatory as applied to them, allowing for the demand of compliance and conformity with their terms.

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6.01.2. Violations. The signing and fulfillment of this Contract:

(i)	Shall not constitute an infraction of the respective statutes of the Companies. Neither shall it constitute an infraction or non-compliance of any precautionary measure, order or obligatory decree for the Sellers or of any stipulation or contractual and enforceable obligation for them or the Companies;

(ii)	Does not grant third parties the right to terminate any contract to which the Companies are party nor to demand of them the fulfillment of any obligations; and

(iii)	Does not constitute an infraction regarding any enforceable or obligatory legal or regulatory standard for the Companies.

6.01.3. Financial Statements. The consolidated financial statements for EFT and Tecnopago, audited on December 31, 2015 and audited on December 31, 2016 (jointly the “Financial Statements”), are contained in Appendix 6.01.3 and except as indicated in this appendix:

(i)	Have been prepared in compliance with applicable IFRS standards in Chile and are consistent with the accounting books and records of the Companies;

(ii)	Faithfully represent the financial situation of the Companies and the results of their operations as of the closing date, including their assets, liabilities, contingencies, obligations, results and variations in their capital and accounts;

(iii)	Reasonably comply with the statutory, legal and contractual obligations and requirements required by the Companies;

(iv)	Do not contain relevant effects regarding results obtained from operations or transactions outside of the normal course of the Companies´ business, except those expressly indicated in the notes of the Financial Statements;

(v)	Contain values for the assets that are indispensable to the practice of the Companies´ operations and are consistent with historical activities, with the exception of the time when EFT and Tecnopago migrated to the new IFRS standards, having acquired these values from market conditions and been depreciated in conformity with applicable IFRS standards in Chile. Depreciation policies consider usage, useful life and residual value of the said assets, according to the IFRS standards mentioned above;

(vi)	Contain provisions that are consistent with applicable IFRS standards in Chile, and that have been regularly applied in the past regarding non-paying

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and doubtful debtors, obligations and liabilities (real, contingencies and others), including, among others, tax obligations, obligations to other related businesses and financial obligations existing as of this date. All reserves included in the Financial Statements adequately and sufficiently reflect the amounts of these obligations and liabilities, in accord with applicable IFRS standard in Chile.

Additionally, and except for the provisions of the said appendix, the situation of the Companies to this date has not varied in a significant manner from the statements made in the Financial Statements, regarding activities, contracts or circumstances outside of the ordinary activities of their businesses.

6.01.4. Accounting books and records. The Companies keep their accounting books and records in accord with applicable legal and regulatory standards.

6.01.5. Assets. The Companies (i) are owners of the goods considered as being under their ownership in the Financial Statements and the inventories listed in their books and records, without damage to those that are sold, transferred or perished under normal market conditions, within the normal course of their businesses and in a manner consistent with past practices; (ii) possess said goods and assets free of all promise, liens, prohibitions, ownership limitations or all rights inherent in these, third parties´ rights to the use or advantage of any benefit derived from them; and (iii) generally maintain said assets in useful conditions for the purpose for which they are meant, except for normal deterioration in accord with their legitimate and appropriate use as they were made for. Annex 6.01.5 contains all the Assets of the Companies, which comply with the characteristics indicated herein.

6.01.6. Real estate. The Companies are tenants of the real estate that is included in Appendix 6.01.6. This appendix also includes a report on the primary terms of the tenant contracts, including their duration and the amount of rent for the tenant contracts that the Companies are currently paying.

6.01.7. Business performance. The Companies have the necessary personnel and are owners or title holders of sufficient rights over assets, contracts, licenses and other necessary elements to perform their business and activities in a normal way, in the manner which has been carried out until this date.

6.01.8. Authorizations, permissions and others. To this date, EFT and the rest of the Companies have all the necessary authorization to perform their business. They also comply in all relevant aspects with all regulations required by respective laws as applicable to each legislature, as well as that which is required by clients and providers. Furthermore, they have all applicable municipal patents, permissions or relevant authorizations of all types, as necessary for the performance of their businesses in the manner that they have been carried out to this date. All of these are current and up to date regarding payments, and the Companies have no knowledge of any impediments to their renewals.

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6.01.9. Contracts. All contracts, agreements and written obligations, even if unilateral on the part of the Companies, of any type and current, are indicated and detailed in Appendix 6.01.9 (a). The Companies have completely complied with all relevant aspects with obligations arising from the contracts they are included in. Furthermore, except as indicated in Appendix 6.01.9 (b), (i) the Companies are not parties to any contract (x) that in the case of change of control of the Companies contain any clauses or exceptions that would make it impossible or restrict their cession to third parties, or that would imply their termination, or that could permit any party to revise or modify their terms in case of change of control of the Companies, y / o in which the signing and compliance with this Contract would grant third parties the right to terminate the contract to which the Companies are party, or to require prior compliance with any obligation on the part of the Companies; (ii) the Companies are not parties to any contract or relevant agreement that is not part of the ordinary course of their business, consistent with their commercial and operational practices in the past; (iii) the Companies have not received written notice or claim of termination, resolution, nullification or non-compliance of any current and relevant contract to which they are party; and (iv) the Companies are not in serious non-compliance with any tenant contract or current license to which they are party and from which they could receive use or benefit of goods or assets that are individually indispensable to their business. They are up to date with all rental payments or amounts or loans owed related to these, and neither are their counterparts in these contracts in non-compliance with their obligations under the contracts.

6.01.10. Contracts and operations with related parties. Except as indicated in Appendix 6.01.10, (i) the Companies do not owe any obligations to Related Parties, nor do they form part of any contract with them that is current or under which they could incur future obligations; and (ii) the Companies do not have accounts or credits of any type to be charged to any Related Party.

It is hereby agreed that, for the effects of this Contract, “Related Parties” is understood to mean those described as such in article 100 in Law 18.045 regarding Stock Markets.

6.01.11. Intermediary Commissions. To this date the Companies do not owe any amount to any investment bank, commission agent, or any other intermediary contracted or authorized to act in representation of any of the Sellers or of the Company regarding the operation discussed in this document, nor have they signed any contract to this effect with such consultants or intermediaries.

6.01.12. Labor and pension issues. Except as indicated in Appendix 6.01.12 (a), the Companies have complied with all relevant aspects of the legal and regulatory standards regarding labor and pension issues as applicable to their operations, and (i) they are current with the payment of compensation and benefits as agreed with employees with whom they have signed work agreements. They are

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also current with retention taxes, pension quotas and health benefit payments to which they are obligated; (ii) they do not have any liability of contingency related to employees that have worked for them in the past, whose work contracts were duly terminated for legal reasons after payment of all due benefits; (iii) they do not have any collective bargaining processes that are in progress; (iv) the Companies have not been notified within the last three months of the formation of new unions or of the initiation of new collective bargaining agreements that are pending; (v) they do not have any agreements or contracts regarding compensations, incentives, share agreements, indemnifications for years of service, deferred compensations or any other similar agreements or plans with, or that could benefit, employees, executives and laborers; (vi) they have not been notified of any investigations or summary proceedings by administrative authorities or State offices, related to compliance with legal or regulatory labor standards; (vii) to the true and faithful understanding of the Sellers, there are no employees being investigated for work accidents; (viii) they have not contracted personal services that could reasonably be considered to be in subordination and dependence with any individual, without having signed a work contract with the individual in accord with current laws; and (ix) all employment agreements for workers at the Companies state that the bonuses to be paid will be calculated based on Article 50 of the Labor Code, corresponding to 25% of that which has accrued during the respective commercial financial year for monthly compensation with a limit that does not exceed 4.75 monthly minimum wages, an item that is calculated annually but that is paid monthly in a 1/12 proportion.

Additionally, the Sellers guarantee to the Purchaser that the Companies have performed reviews and required payment receipts as required by law regarding compliance with labor and pension obligations as earned up to this date on the part of sub-contractors and service providers that are hired. To this date no non-compliance has been detected in any of these obligations.

In Appendix 6.01.12 (b) there are models of the work contracts used by the Companies with their employees, along with a spreadsheet containing the conditions for compensation for all of them, the primary benefits to which they are entitled, their start dates and pending vacation days.

For the effects of this section and the next, benefits are understood to mean all sums that must be paid by the Companies to their employees in virtue of work contracts signed with them, or that are required by legal mandate, excluding those that, according to any legal disposition, are not to be considered as benefits.

6.01.13. Primary executives. Appendix 6.01.13 contains complete and faithful copies of the work and service contracts corresponding to Primary Executives, as defined below, and which are current as of this date. There are also copies of all the modifications made to them, along with a spreadsheet of the wages or fees agreed to, the services contracted and the start and end dates. To

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this effect, “Primary Executives” is understood to mean Rodrigo Del Castillo, Cristobal Oyarce, Diego Nario, Gonzalo Paez, Oscar Barrios, Daniel Brignardello, Marcelo Durán, Karla Chamorro, Juan Pedro Arcil, Fernando Beya, Juan Ricardo Giadach, Jose Luis Godoy, and David Lagos.

6.01.14. Insurance coverage. The Companies have insurance on their goods and operations as indicated in Appendix 6.01.14, all of which are current with their respective premium payments. These policies are sufficient to cover insurable contingencies regarding their assets. To this date, the Companies (i) have not been notified by the respective insurance companies of the termination of the policies or the reduction in coverage, nor is there any circumstance that could lead to the rejection of coverage under these policies; (ii) they are in compliance with their information, risk declaration, non-aggravation and other obligations as necessary to maintain coverage under these policies; and (iii) the Companies and their assets have not suffered losses that have not been reported or informed to the insurance companies, or that have been rejected by the insurance companies for non-compliance with the requirements of the policy and / or the contracted coverage.

6.01.15. Proxies. To this date, the only proxy holders in the Companies are those indicated in Appendix 6.01.15, whose credentials are described in said appendix.

6.01.16. Current accounts. To this date, the only current bank accounts for the Companies are those indicated in Appendix 6.01.16, whose balances reported by the respective banks as of January 26, 2017, at the hour indicated from each one, are included in said Appendix, along with a reconciliation of these balances with outstanding checks written against the accounts.

6.01.17 Litigations. Except as indicated in Appendix 6.01.17, (i) the Companies have not been legally notified of any lawsuit, claim, request or petition against them. Neither have they been notified of any other type of judicial or administrative procedure, nor have they received written claims from third parties with allegations that could reasonably allow for the initiation of imminent judicial actions; (ii) the Companies or their executives or employees have not been notified of the existence of any investigation on the part of State offices or administrative authorities, nor of any audit, revision or other scrutiny on the part of these offices and authorities, of which they would have received formal notice to the Companies or Sellers; (iii) there are no judicial sentences issued by any ordinary, special or arbitral judge regarding judgments, litigation or finished procedures, nor are there sentences, judgments or resolutions issued by administrative offices, all of which have been duly notified in accord with the law and of which are required by the Companies and that may be pending compliance; and (iv) to the true and faithful knowledge of the Sellers, there are no criminal procedures or judgments, nor police investigations or claims that could be formally brought against the Companies, relative to the criminal acts, and derived from acts taken by representatives or employees of the Companies and related to the Companies or their businesses.

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6.01.18. Taxes. (a) Regarding taxes and tributes of any kind that affect or could affect the Companies, the Sellers declare that each Company:

(i)	has promptly presented tax authorities with the corresponding tax declarations regarding provisional monthly payments, tax declarations regarding sales and services and yearly income tax declarations corresponding to the Company (the “Declarations”);

(ii)	has written and prepared the Declarations in good faith, in strict compliance with each and every applicable tax law, as well as with the internal tax service (SII as abbreviated in Spanish) and the corresponding tax authorities;

(iii)	has written and prepared the Declarations in a manner consistent an in accord with their accounting books and records, incorporating accounting and tax information that is faithful and correct in all relevant aspects;

(iv)	has paid or provided in a timely manner the taxes whose payment was obligatory and is recorded in the Declarations;

(v)	has appropriately carried out all notifications, calculations, sworn declarations and returns that should have been granted or made to pertinent tax authorities, and all information, notification, calculation and return sent to such authorities is true, exact and complete and not subject to any substantial dispute. Neither is such information subject to become subject to dispute by such authorities;

has integrally and promptly effected the delivery of all obligatory information, whether periodically or in another manner, including sworn annual declarations, both to the Internal Tax Service (o the competent tax authority according to the location of the corresponding Company) and to any other state office, whether these arise from legal obligations such as circulars or instructions from these authorities, delivering all information in a manner that is true, faithful, correct and complete;

(vi)	has maintained, completed and saved the information and records required by law and the instructions issued by competent authorities, regarding all tax, customs, municipal, and any other material, strictly and completely complying with corresponding standards;

(vii)	has consistently applied, regarding taxes, correct criteria and principles current in all cases and as relevant to the calculation of depreciation, monetary correction and other adjustments to their assets and liabilities in order to calculate taxes;

(viii)	has not requested tax benefits or rights, related to customs or municipalities, that they are not entitled to under tax law and standards,

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whether customs or municipal, and the utilization or exploiting of benefits and rights carried out cannot be reasonably held to be material for future objections, tax orders, charges or claims;

(ix)	has not incurred, during the last three years, any judicial or administrative fine or sanction of any type that is founded on non-compliance with tax standards or instructions, nor have they been subject to any citation, liquidation, order or audit regarding tax or customs matters;

(x)	has effected all deductions, regarding or to the benefit of any tax, arising from any payment made on it, and which it is obligated or empowered to effect, and has fully informed the appropriate authority of the amounts deducted;

(xi)	has not received notification from any tax authority in which it is required to retain any tax payments made to this date (when regarding said retained taxes the appropriate authority has not been fully justified);

(xii)	has affected the totality of taxes, fees, tributes and rights retentions of which it is obligated to effect under the laws and instructions of applicable authorities, all of which have been informed and paid to the tax authority and other corresponding State offices, in an integral and timely manner;

(xiii)	has not acquired nor disposed of goods, nor granted services, in order that it is reasonable clear that an assessment of the operation could be carried out for having performed the operation under abnormal market conditions, in order that no tax, fee or tribute could be charged or required from the corresponding Society for such situations; and

(xiv)	has no responsibility or obligation to pay taxes for any other person or entity, except regarding the taxes and retention and other tributes that they are obligated to pay in accord with the laws and instructions of applicable authorities.

(b) Without affecting the declarations effected by the Sellers under letter (a) of this clause 6.01.18, the Parties agree to grant a period of 36 months from the Closing Date to obtain the tax return for 2016 business taxes, requested or to be requested during tax year 2017, as detailed in Appendix6.01.18 (the “Tax Return”).

If, within the period of 36 months from the Closing Date: (i) the SII completely rejects the requested Tax Return; (ii) partially rejects the tax return; or (iii) does not respond regarding this Tax Return, the non-recovered amounts will be discounted from the Retention described under number 3.04. In the event that there are no funds in the Retention, the non-recovered amounts must be paid by the Sellers, unless this is not necessary due to the application of the deductible, in all cases within the indemnity limits referred to in clause 7. The Purchaser must inform Mr. Alejandro Mehech and Raul Del Castillo of progress on this matter on a quarterly basis.

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6.01.19. Information and Computer systems. Each Company has all the necessary information systems to operate their businesses and teams as has been done to this date, these being in good working condition.

Furthermore, each Company:

(i)	has a valid user license for all of the computer programs and technology that it uses in the performance of its businesses, except those that are its property, and therefore there is no action that needs to be taken by the Company or third parties in order for the software to continue to be used in the same way as it has been once this Contract is signed, has the assets, telephone controls and networks, electrical boxes, personal computers, servers, printers and other equipment operating under its control, all being sufficient for the normal operation of each Company in the same manner that they have operated up to this date, so that there is no need, either total or partial, for any installation that does they do not own, operate, control or hold authorization for from third parties; and

(ii)	has no software or technical manual that has been either totally or substantially copied from some material of which the corresponding Company is not the owner of the respective author rights or holding legitimate rights to its use.

6.01.20. Intellectual property.

(i)	Except as indicated in Appendix 6.01.20 (i), the Companies are the owners, or possess legal rights and license to use, distribute, sell, resell, license or sublicense, as applicable, all Intellectual Property (free of liens) related to the operation of the companies and the business. There is no claim or litigation with respect to the above which is pending or threatened, either jointly or individually, to the Companies.

(ii)	In Appendix 6.01.20 (ii), all the software and licenses owned by the Companies is listed. All renewal and maintenance payments for these items have been made within the applicable terms, and therefore the software and software licenses (i) are current and have not been cancelled, abandoned, improperly adjudicated or terminated; and (ii) they are not subject to opposition, cancelation, evaluations, reviews by third parties or nullification processes, or any other type of interference.

(iii)	All the software, licenses, sublicenses and agreements related to these that have been acquired by the Companies, allow for development, use, distribution, sale, resale, licensing, sublicensing, support, maintenance, integration or implementation of Intellectual Property, as applicable, from or for a third party.

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(iv)	Except for the Intellectual Property subject to third party licensing (of which the Companies are not owners of Intellectual Property developed internally) (the “Own Intellectual Property”): (i) the Companies are the sole and exclusive owners of their Own Intellectual Property (free of liens), and have undertaken the necessary actions in order to have protection such that their rights under each one of the jurisdictions in which the Companies operate or exploit their Own Intellectual Property by any means do not permit a person or entity that is not one of the Companies from asserting a right to them(ii) the Companies are not obligated to pay any continuous rights, permits or other compensation or payments to any third party (including any employee or shareholder, director, subcontractor or anyone else, within the Companies or any other developer) with respect to Own Intellectual Property, nor are any of the Companies subject, obligated or required to obtain consent, authorization or approval from any third party regarding any act of usage or exploitation of Own Intellectual Property, or for the creation of any work arising, transformed or new versions of any Own Intellectual Property; (iii) all of this Own Intellectual Property was developed, created and designed by the Companies employees or was acquired from those indicated by law; and (iv) that in regard to the Own Intellectual Property, the Companies are invested with full and exclusive ownership of all management and exploitation rights, as well as the power to decide on the exercise of moral rights, and that they can use or make use of them at all times and places, in all forms and ways, using and exercising the rights and actions inherent to the Own Intellectual Property without hindrance, exclusion, nor restriction of any kind and, therefore, can use them and authorize third parties to use them in the manner and means that they deem convenient

(v)	The Companies have not usurped, deviated or infringed, nor at present are they usurping, deviating or infringing on the Intellectual Property of any third party, and there is no claim that has been brought regarding allegations of (i) usurpation, deviation or violation of Intellectual Property; (ii) use of Intellectual Property on the part of the Companies without having the right to do so; or (iii) challenging the property of the Companies regarding their validity or the requirements of any of the Companies´ Intellectual Property. To the extent of our faithful knowledge and understanding, there is no unauthorized use, violation or deviation regarding any of the Companies´ Intellectual Property, including by any employee or ex-employee of the Companies.

(vi)

The Companies have carried out all reasonable commercial actions in order to safeguard and maintain their rights and the exclusive and confidential nature of any and all of their confidential commercial

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secrets and processes, algorithms, source codes, object codes, technical knowledge, business methods, data and any other confidential information, data and material that is the property of the Companies or is assumed by way of licenses to be their property or used in the operation of the Companies´ business. No current or former officer, manager, employee, consultant, or contractor of the Companies have the right to claim any ownership rights to the Intellectual Property for having been involved in its development, creation, or design during their employment with the Companies or during the time that they acted as a consultant.

(vii)	In the creation of the Own Intellectual Property, or of any associated or related software, there has not been incorporated or distributed, in whole or in part, any open source software that is licensed under a GPL (General Public Licensee), GNU GPL, or “Lesser General Public License,” Copy left, or any similar software that: (a) limits or places conditions, in any way, on the use, commercialization or distribution (whether commercial and / or for profit) on any Own Intellectual Property, or (b) in any way materially limits or affects the freedom of action of the Companies, or of any third party authorized by the Companies, with regard to the exploitation of Own Intellectual Property, or with regard to carrying out actions against any infracting third party on the rights of the Companies over their Own Intellectual Property (including, but not limited to, claiming damages and losses), or in connection with licenses, sublicenses or distribution in any form of their Own Intellectual Property.

(viii)	The Sellers declare and guarantee that they retain no right whatsoever, or of any kind or title, over the Intellectual Property (including their Own Intellectual Property).

(ix)	Notwithstanding the foregoing, the Sellers declare that there are licenses supplied to third parties that for the purpose of the services that these third parties provide have had to be customized/adapted and these modifications belong to the clients or sublicensees, which, along with the respective licensing agreements, are indicated in Annex 6.01.20 (ix) of this Agreement.

For the effects of this section, “Intellectual Property” shall be understood to be all the patents, software, author rights, designs, product configurations, registered trademarks, commercial names, Internet domain names, product images or appearances, phrases, logotypes, and all other related original ideas, commercial secrets and technical knowledge with the Business.

6.01.21. Environmental matters. Each Company has complied with all relevant legal and regulatory standards regarding their operations as far as environmental issues, without incurring in any infractions or violations of these standards that could produce damages to the company.

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6.01.22. Compliance with Laws and standards. Each Company, except as indicated in other Declarations and Guarantees and in their exceptions, has complied in all relevant aspects with legal and regulatory standards as applicable to the activities and business that they perform, as well as with the administrative or jurisdictional instructions and resolutions that must be complied with.

6.01.23. Anticorruption and asset laundering standards. The Sellers declare that:(i) the Companies are in compliance with applicable standards in each of the jurisdictions, regarding corruption and asset laundering and the provisions of the Foreign Corrupt Practice Act (FCPA) of the United States of America and the UK Bribery Act of the United Kingdom, and the Office of Foreign Assets Control (OFAC) (“Anticorruption Standard”), including, without limitation, any prohibition related to offer, promise, payment or payment authorization of any amount of money, benefit or any other good to any public official, international public organization official, politician or candidate to public office (from here on referred to as “Public Officials”), whether directly or indirectly, with the purpose of influencing the exercise of said Public Officials or to ensure some undue benefit; and (ii) no part of the payments received by the Sellers from the Purchaser in virtue of this Contract will be used to violated applicable legal and regulatory standards, including the Anticorruption Standard.

The Sellers declare that no Public Official that is an executive, representative, director, manager, shareholder or controller of the Companies has been involved in, as a representative of any public entity, decisions related to the adjudication of a specific business to the favor of the Companies, Sellers or the Purchaser or that could in any other way benefit the Companies, Sellers or the Purchaser. The Sellers also declare that they have not engaged in any act or payment meant to cause any Public Official to use their position to influence acts or decisions of any public entity or any Public Official to the benefit of the Companies or the Purchaser.

The Sellers also declare that neither the Companies nor their directors, officials or employees have offered, promised, delivered, authorized or accepted any improper advantage, whether economic or of any other kind (or insinuated that they will do so or could do so in the future) related to any type of operation of the businesses of the Companies, and that they have taken reasonable measures to avoid that any subcontractor, employee, agent or any other third party under their control or determining influence could do so. Furthermore, the Sellers declare that they have knowledge of and have taken measures in compliance with Law 20,393, which establishes the criminal responsibility of legal entities regarding crimes of bribery, terrorism and asset laundering, when these are committed directly and immediately in their interest or their benefit or that of their owners, controllers, responsible individuals, primary executives, representatives or those performing administration and supervisory activities, as long as the commission of the crime was due to non-compliance on their part with the duties of management or supervision.

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6.02. The Declarations and Guarantees included in this clause reflect, regarding matters that refer to, and with the exceptions that all of them are indicated in the different Appendices attached to this document, the current situation of the Company, without containing inaccuracies as defined in the following clause number seven.

Clause 7.

Indemnifications.

7.01. The Sellers must indemnify the Purchaser and his successors or assigns that have control over Shares, as well as the Companies, as appropriate, in proportion with their shares, according to the terms indicated in this clause, regarding the Damages that are caused to these by the falsehoods or inaccuracies of one or more Declarations and Guarantees of the Sellers issued in this document and its appendices, for any reason before the Date of Closing, or the non-compliance with any of the Restrictions on the Sellers indicated in clause five (from here on referred to as “Inaccuracies”). Any situation or act caused after the Date of Closing shall be considered to be an Inaccuracy. It is stated for the record that the company Inversiones Vaimaca Limitada will not be liable for Inaccuracies with respect to Tecnopago, for which the Tecnopago Promisor Sellers will be exclusively liable in proportion to their shares. As a consequence, the Purchaser agrees not to claim Damages or Indemnifications derived from said Tecnopago Inaccuracies from Inversiones Vaimaca Limitada or any of its shareholders.

In virtue of this obligation, the Sellers must keep the Purchaser free of damages and free of any losses, along with his successors and assignees that have control over Shares, as well as the Companies, that arise from the existence of any claim, judgment, action, sentence, authority resolution, liability, obligation, payment, fine, penalty, loss, damage, cost and expense, including judicial costs, reasonable attorney fees or any other reasonable defense expense that is caused by or results from Inaccuracies (all of the above to be referred to from here on as the “Damages” and any one of them as the “Damage”).

7.02. For the effects of this Contract, “Indemnifications” shall refer to indemnifications that the Sellers are obligated to in compliance with this clause. For the effects of Indemnifications, it is hereby stated that one act or situation in no case shall originate an Indemnification to the Purchaser and the Company at the same time, nor can the effects on the Company be duplicated between the Company and an Associate at the same time, there being in no circumstance the possibility of producing a duplicity of Indemnifications for one event, the Purchaser having to be Compensated for the same.

7.03. The procedure and amount of the Indemnifications shall be determined and fixed by common accord between the Parties and, in case there is no agreement, by the arbitrator that is designated in this document in accord with the stipulations herein and general legal standards.

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7.04. Without affecting the provisions of this Contract:

(i)	The Sellers shall not be responsible for paying Indemnifications until, the accumulated amount of such Indemnifications, as established in this seventh clause, reaches or exceeds the sum of USD 250,000 (two hundred and fifty thousand Dollars) in its equivalent in Pesos on the Date of Closing, the Sellers will only be responsible for the amount that exceeds this total. The first USD 250,000 (two hundred and fifty thousand Dollars) shall be considered to be a deductable completely covered by the Purchaser.

(ii)	Except as established in section 7.05, the maximum and total amount to be compensated by the Sellers in virtue of this clause shall be equal to the equivalent of 10% of the Adjusted Closing Price.

7.05. Notwithstanding the foregoing, the Parties agree that that which is stated in the previous Section 7.04 will not be applicable in the event of claims for Damages suffered as a consequence or derived from the following:

(i)	Any Inaccuracy in terms of any of the statements and guarantees contained in the Sixth Clause, Section “Companies”, “Violations” (paragraph i) up to the word “Sellers” and paragraph iii)), and “Anticorruption Standards”.

(ii)	Any breach by the Sellers or the Companies of the obligations established in the Fifth Clause;

In either of the cases described in the previous paragraphs (i) and (ii), there will not be a maximum Indemnification amount.

7.06. The obligation to compensate as indicated in this seventh clause shall remain in force for 36 months after the Date of Closing. This term will be suspended for any claims made by the Purchaser for eventual Damages.

7.07. Nothing stated in this Contract shall exempt the Purchaser from the obligation he assumes in virtue of applicable Law to mitigate the Damages from the moment that he gets knowledge of the acts, matters, faults or circumstances that could be expected to result in Damages and compensable obligations in accord with this Contract.

7.08. If for any reason the Purchaser or the Companies have received Indemnification payments from insurance or other amounts that have been duly recovered for any reason based on acts that constitute Inaccuracy, thereby compensating the Damage arising from the act, the amounts received shall be deducted from the Indemnification that must be paid by the Sellers or they will be restituted and charged to those which must be paid. Furthermore, the amount of the Damages must be determined without taxes, that is, deducting from it the tax benefits derived from incurring the expense or supporting the constitutive loss of the Damages.

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7.09. In the event that the Companies or the Purchaser are notified, in the manner established in Section 13.07, of a lawsuit, administrative claim or other legal action (from here on referred to as the “Legal Action”) related to any matter that could lead to Indemnifications, the Purchaser must inform the Sellers of the existence of the Legal Action and deliver a copy of all documentation received regarding the matter within 90 days of having received the respective claim, citation or procedure to pass. This notification must include the necessary information to be able to respond within said period, without affecting the possibility of delivering more information as soon as it is available. The defense of the Legal Action shall correspond to the Companies or the Purchaser, according to the case, the Sellers being able to designate an attorney to whom the course of the defense must be informed. In all cases, the Sellers may act as a helping third Party in the Legal Action.

7.10. By means of this instrument, (i) Raúl Del Castillo Fernández for Inversiones San Bernardo SpA; (ii) Marcelo Enrique Durán Ibañez for Inversiones Supernova SpA; (iii) Viviana Isabel Pulgar Urquiaga for Inversiones y Asesorías Bayona Limitada; and (iv) Christian Rolando Hagerdorn, for Inversiones Hagerdorn y Morales Limitada (the “Joint and Several Representatives”), declare their will to become joint and several guarantors and co-debtors under the terms indicated in the second paragraph and subsequent of Article 1511 of the Civil Code of Chile, with respect to all the obligations assumed in this Agreement and in the Definitive Agreement by the companies that each one respectably represents and restricted to the proportions that each one sells. The Purchaser expressly accepts the joint and several guarantee granted by this instrument.

The joint and several guarantors and codebtors accept in advance any extensions, renewals, and modifications of any of the conditions of this Agreement and the Definitive Agreement with respect to the obligations assumed and those that totally or partially replace them, until the fulfillment of all the obligations assumed by virtue of this Agreement and the Definitive Agreement.

Additionally, it is stated that the obligations that each one of the Sellers and the Joint and Several Representatives assumes are indivisible.

7.11. In all stipulations of this Contract that refer to the knowledge or understanding of the Sellers of any matter or issue, whether related to the Sellers´ Guarantees or any other clause, it is understood that said matter or issue is known to them to the degree that it is known, or should be known based on their duties, by any of the directors of the Companies, Rodrigo del Castillo, Cristobal Oyarce, Diego Nario, Gonzalo Paez, Oscar Barrios, Daniel Brignardello, Marcelo Durán, Karla Chamorro, Juan Pedro Arcil, Fernando Beya, Juan Ricardo Giadach, Jose Luis Godoy, and David Lagos

Clause 8.

Declarations and Guarantees of the Purchaser.

8.01. As an essential condition so that the Sellers may sign this Contract, the Purchaser represents and guarantees, in favor of the Sellers, that all of the declarations and guarantees contained in Article 8 are true, complete and accurate as of the Date of Closing and will be true, complete and accurate on the Date of Closing:

8.01.1. That it is a company governed by the laws of Puerto Rico, duly constituted and existing, located at the place indicated in the appearance.

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8.01.2. That the signing of this Contract as well as the compliment of all the obligations contained in it are within the power of the Purchaser, and have been approved by his corresponding administrative corporate bodies.

8.01.3. That this Contract constitutes a valid and obligatory contract for the Purchaser and may require compliance from them in accord with its terms.

8.01.4. That the signing and compliance with this Contract on the part of the Purchaser (i) does not violate or enter into conflict with any of its statutes; (ii) does not violate or constitute a violation of legal, regulatory, judicial resolution, precautionary measure, order or obligatory decree for the Purchaser, or of any contractual stipulation or unilateral declaration of intent which was created by the Purchaser in favor of any person, entity or institution; and (iii) does not constitute non-compliance with the decisions, orders or judicial resolutions issued by a judge, court or other authority or competent entity; and / or the failure to comply or non-compliance with any contract, agreement, pact, statue, corporate agreement, document or mandate to which the Purchaser is subject.

8.01.5. The Purchaser declares that it has carried out due diligence based on legal, accounting, labor, financial and tax precedents regarding the Companies provided by the Sellers, information that is included in a DVD and attached to this Contract under Appendix 8.01.5.

8.01.6. The Purchaser and its shareholders are investors with knowledge of the industry in which the Companies operate, with experience in investments in this type of business. The Purchaser, based on his knowledge and experience, has made his own independent analysis and has decided to sign this Contract.

8.01.7. Any type of audit, investigation, or review carried out on the Companies by the Purchaser does not affect the validity and scope of (i) the statements and guarantees of the Sellers established in the Sixth Clause, or (ii) the Sellers’ indemnification obligation as established in the Seventh Clause.

Clause 9.

Non-compliance.

9.01. In case any of the Parties (the “Claim Party”) feels that the other party (the “Claimed Against Party”) has incurred non-compliance with any of the obligations established in this Contract, they must send notice (the “Notice of Non-Compliance”) indicating the nature of the non-compliance, the stipulation in this Contract that it considers has been violated and the acts or omissions that constitute said non-compliance. Once the

[FINAL VERSION – ENGLISH TRANSLATION]

Notice of Non-Compliance is received, the Claimed Against Party must resolve the non-compliance, if existing, within the following 15 days. The arbitrator shall decide if the solution is sufficient if there are any discrepancies in the resolution.

The Parties agree that the existence of inaccuracies in the Guarantees of the Seller and the Guarantees of the Purchaser shall not be understood to mean non-compliance with this Contract, and shall not be understood to be subject to the stipulations of this clause, but rather shall have as their sole purpose the indemnifications and responsibilities considered for them in clauses 6 and 7 of this document.

9.02. In case a Notice of Non-Compliance is given in accord with the previous section, and if the Claimed Against Party does not resolve the non-compliance or the damages arising from the non-compliance within the time period stated, the Claim Party may exercise its rights as provided by law and this Contract regarding the case of non-compliance.

9.03. For all cases of non-compliance referred to within this clause, the Parties previously evaluate the damages that would arise from non-compliance in the following amounts:

(i)	In case the non-compliance obligation is regarding the payment of a sum of money, the Claimed Against Party must pay the other Party the owed amount plus interest charged during the entire time of the past due amount, at the maximum rate allowed by law for non-adjustable short-term obligations, or for adjustable obligations, as applicable; and

(ii)	In case the Claimed Against Party has complied late with a non-monetary obligation, the Claim Party may charge the other Party with a monetary fine for the equivalent of USD$ 4,000 (four million American dollars) for each day past the due date for compliance, up to a maximum of USD$ 240,000 (two hundred forty thousand dollars).

The fine indicated in the section is without prejudice to the other rights of the Parties, in particular the power of the Parties to demand, in addition to the aforementioned fine, such damages as are effectively suffered by as a consequence of the aforementioned breach.

Clause 10. Non-competition

10.01. In consideration of this Contract, and in consideration of the Tecnopago Price and the EFT Price, the Sellers, the Administradora Mater S.A., and Raul Del Castillo Fernández, Marcelo Duran Ibanez, Juan Pedro Arcil Greve, Diego Nario, Carlos Mateu Gouts, Gonzalo Páez, Eduardo Spangenberg, and Alejandro Mehech, while the latter provides services to Administradora Mater S.A. (hereinafter the “Disqualified Persons”) undertake and shall endeavor to see that their respective partners or majority shareholders also comply with the foregoing (the latter being required to sign a document that sets forth these obligations) without prejudice to the

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provisions set forth in Section 10.5 below, except by written agreement with the Purchaser to the contrary, will not carry out, individually or with other third parties (including in their own name or that of a third party), within the two years of the Closing Date, any of the following activities that compete with the Companies in the following businesses: (i) payment and collection solutions; (ii) payment button; (iii) administration of means of payment for issuers, acquirers, and processors; (iv) electronic funds transfer; and (v) card services related to payments including the prevention of fraud (from here on referred to as “Disqualified Businesses”).

10.02. The current participation of the Sellers is expressly excluded from this non-competition obligation, including Mr. Raul Del Castillo Fernández, Marcelo Duran Ibanez, Juan Pedro Arcil Greve, Diego Nario, Carlos Mateu Gouts, Gonzalo Paez and Eduardo Spangenberg in the businesses of hosting (cloud computing), projects involving co-working and incubation of projects that are not related with the Disqualified Businesses described in this clause, and the participation of the Fondo de Inversion Privado Mater in the company Megacompra, exclusively for the activities that it currently carries out or might carry out in relation to the sale of digital services and products with software developed in-house, through various channels: POS, App, Web, among others that are related, as well as providing technology and offering development, installation, or implementation services for POS networks and other related devices in order to connect providers of different lines of business (Banks, Retail, Mass Consumption, etc) with point-of-sale and their clients. To date, Megacompra is in the process of planning and developing new services related to the financing of businesses, payments to providers, electronic ticketing, and accounting administration. The administrator Fen Capital S.A. is also expressly excluded from the obligation not to compete, as it invests in non-controlling minority shares and which has a broad investment focus, with emphasis on areas of information technologies, cell phone applications, e-commerce, software, fintech, and biotech. Notwithstanding the foregoing, it is stated for the record that the Fondo de Inversion Privado Mater agrees not to compete or invest in businesses in Chile that compete with the Companies for the aforementioned period of two years, with the exception of the business is currently being engaged in, and that Mr. Alejandro Mehech shall neither directly nor indirectly participate in activities relating to the Disqualified Businesses in Chile during the same period.

Additionally, Raúl Del Castillo Fernández, Marcelo Durán Ibáñez, Juan Pedro Arcil Greve, Diego Nario, Carlos Mateu Gouts, Gonzalo Páez, Eduardo Spangenberg, Alejandro Mehech and Administradora Mater S.A. expressly state that the activities that they perform or participate in as administrator or owner do not currently compete with the Disqualified Businesses, with the sole exception of businesses permitted to be carried out by Megacompra in accordance with their corporate purpose and those currently being engaged in.

10.03. Regarding the Disqualified Businesses, the Disqualified Persons agree to not carry out the following actions: try to encourage providers or clients related to the Disqualified Businesses to not continue to do business with the Purchaser and / or the Companies and / or interfere with the business relationships

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between the Purchaser and the Disqualified Businesses regarding said providers or clients; (ii) develop, become involved in or have any economic interest in any business in Chile and in a foreign country that in any way refers to or includes in whole or in part Disqualified Businesses. Furthermore, it is agreed in the manner and period indicated to not develop any activity related to Disqualified Businesses, nor to participate in businesses or companies: (a) that are competitors or competitive with the Companies and their eventual partners, directly or indirectly, in relation to Disqualified Businesses; or (b) that imply or involve the development or competition in Disqualified Businesses; or (c) that dedicate their activities to Disqualified Business; or (d) are dedicated to direct or indirect marketing of any product or service associated with the Disqualified Businesses; or (e) dedicated to consulting or promoting the Disqualified Businesses for any person or entity, whether these consultancies or promotions be carried out from within Chile or from a foreign country.

10.04. The obligation acquired in this clause includes both the direct participation in the described activities as well as participation as a proprietary individual, partner, shareholder, member, employee, worker, director or representative of entities or persons of any type. Furthermore, this obligation includes the provision of consultancy, assistance and help regarding any of the mentioned activities to persons that in any way participate in Disqualified Businesses, as well as acting in the position of an agent, representative, employee or consultant for said individuals.

10.05. The Parties agree that in case of non-compliance by any of the Sellers and the individuals Raúl Del Castillo Fernández, Marcelo Durán Ibáñez, Juan Pedro Arcil Greve, Diego Nario, Carlos Mateu Gouts, Gonzalo Páez, Eduardo Spangenberg, and Administradora Mater S.A. (which shall also be liable for the obligations Alejandro Mehech has assumed in this clause while he provides his services to Administradora Mater S.A.), with the obligations contained within this Section 10, the Purchaser shall have the right to demand of anyone who has not complied that they pay a fine, a compensatory disciplinary payment, that the Parties evaluate previously and liquidate for each breach in the amount of USD 2,000,000.

10.06. It is hereby agreed that nothing stated in this clause shall be applicable to the contributors to the Fondo at Inversion Privado, Mater, and the shareholders of Administradora Mater S.A., unless they are Disqualified Persons.

10.07. The fine indicated in the previous Section 10.04 is notwithstanding the Purchaser’s other rights, in particular, the Purchasers power to demand, along with the aforementioned fine, any damages effectively suffered as a consequence of said breach.

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Clause 11.

Non-hiring

11.01. In consideration of the signing of this Contract by the Parties, and in consideration of the Tecnopago Price and the EFT price to be paid by the Purchaser to the Sellers in accord with this Contract, both the Sellers and Administradora Mater S.A., and Raúl Del Castillo Fernández, Marcelo Durán Ibáñez, Juan Pedro Arcil Greve, Diego Nario, Carlos Mateu Gouts, Gonzalo Páez, Eduardo Spangenberg, and Alejandro Mehech, on his own behalf, and while the latter performs services with Administradora Mater S.A., agree by means of this document, and beginning on the Date of Closing and until two years have passed from the Date of Closing, to not hire or try to hire, or to cause the quitting, either directly or indirectly, of any worker, employee or executive of any of the Companies that as of this date, or at any time during the last two years, have provided any services to any of the Companies, unless the Purchaser give prior written consent to the hiring.

11.02. The Parties agree that in case of non-compliance by any of the Sellers and Raúl Del Castillo Fernández, Marcelo Durán Ibáñez, Juan Pedro Arcil Greve, Diego Nario, Carlos Mateu Gouts, Gonzalo Páez, Eduardo Spangenberg, and Administradora Mater S.A. which also be responsible for the obligations that Alejandro Mehech has assumed in the present clause, while the latter performs services with Administradora Mater S.A. with the obligations contained in this Section 11, the Purchaser shall have the right to demand a fine, a fine, a compensatory disciplinary payment, that the Parties evaluate previously and liquidate for each breach of the amount of USD 2,000,000 for each one of the Main Executives, and USD100,000 for each one of the other workers. This fine will be paid exclusively by the person who fails to comply with the obligation.

11.03. It is stated for the record that nothing that is established in this clause will be applicable to companies that are part of the portfolio of the Fondo de Inversión Privado Mater and Plásticos Eroflex S.A. and its affiliates, so long as Fondo de Inversión Privado Mater, Administradora Mater S.A., or Mr. Alejandro Mehech have no involvement in the decision-making or contracting process, nor with respect to investment fund companies or managers with respect to which Mr. Alejandro Mehech has no administrative or controlling role.

11.04. The fine indicated in this Section 11.02 is notwithstanding the Purchaser’s other rights, in particular the Purchaser’s power to demand, along with the aforementioned fine, any damages effectively suffered by the Purchaser as a consequence of said breach.

11.05. It is stated that as of this date, the accounting advisor of the company Inversiones San Bernardo SpA is the company LR Auditores, whose accountant is the spouse of one of the employees of the Companies. In addition, the future hiring by Raúl Del Castillo Fernández of Ms. Rebeca Reveco is explicitly excluded from this clause.

[FINAL VERSION – ENGLISH TRANSLATION]

Clause 12.

Confidentiality

12.01. This Contract is of a confidential nature in all of its clauses and the Parties agree to not divulge information regarding its contents without the written consent of the other.

This agreement to confidentiality does not include the revealing of all or part of the Contract in order to make respective presentations to the FED and the Security Exchange Commission (SEC) and in compliance with a legal standard (including those related with stock markets) or with a judicial or administrative order, such as the transfer of information about financial, legal and auditory consultancies by the Parties. These other parties shall themselves be obligated to preserve confidentiality, as are the clients and providers of the Companies with respect to those that it is necessary to have their consent regarding change of control of contracts in accord with the provisions of clause 4.01.6.

12.02. Additionally, any disclosures by the Purchaser of the act of the signing of this Agreement and a general description of the transaction, including price, and of the Companies, via press releases and in quarterly calls with investors, are excepted from confidentiality obligations.

Clause 13.

Miscellaneous.

13.01. Appendices. The appendices referred to in the clauses of this Contract are duly signed and understood to form an integral part of this document. The Parties have familiarized themselves with them prior to signing this Contract.

13.02. Costs. Except as outlined in other clauses of this Contract, each Party shall pay its own expenses for legal aid, other consultants and any other expense incurred by said party related to the same. Any broker, agent or financial consultant that the Parties may have employee or hired, or with whom they have agreed to the payment of a fee, commission or similar remuneration for the purpose of signing this Contract, shall be paid exclusively by the party hiring such services. It is expressly stated for the record that the costs associated with the Withholding indicated in clause 3.03 and the costs associated with the potential audit by PwC Chile stated in clause 3.06.6 will be split by the Parties in two equal parts.

13.03. Assignees. None of the Parties may assign their rights arising from this Contract without the prior written consent of the other Party, without affecting the provisions of Section 2.03.

13.04. Entire Agreement and Divisibility. Except as stipulated to the contrary in this document or in the documents that are issued in accord with it, this Contract constitutes the entire agreement between the Parties with regard to the matters mentioned herein, and it replaces any other prior agreement or understanding, whether written or spoken, that may exist between them regarding this matter. The Parties consider these complied with by

[FINAL VERSION – ENGLISH TRANSLATION]

means of this document. The declaration of nullification or ineffectiveness of any stipulation within this Contract or in any part of it does not affect the validity of the remaining stipulations herein.

13.05. Place and form of payment of the monetary obligations. Except for any stipulation to the contrary contained in this document or the documents granted in accord with it, the entire payment of the money obligations shall be made at the address of the respective creditor, at the latest at 12:00 P.M. on the date of expiry, in legal monetary Pesos issued by the Republic of Chile, by means of an electronic transfer or a bank voucher, in funds that are to be available immediately.

13.06. Periods. Except as stated otherwise in this Contract, the periods stipulated herein are calendar days, but in the case of expiration on a non-business day for banks in the plaza in Santiago, they will be extended until the following bank business day. For these effects, a bank business day is understood to be a day that the banks open their offices to the general public and offer full service, with the exception of Saturdays.

13.07. Communications. Communication between the Parties shall be carried out in writing by means of a letter delivered personally with receipt of delivery, or by means of a private email with delivery confirmation, using any of the following companies: Chilexpress, UPS, DHL or FedEx. These communications must be sent simultaneously by email to all of the Parties. Similarly, changes of the addresses that, for the effects of notifications or communications, are established for each of the Parties in this clause, must be communicated The addresses and emails of each of the Parties are indicated below:

(i)	IF SENT TO THE TECNOPAGO PROMISOR SELLERS:

[REDACTED]

(ii)	IF SENT TO THE EFT PROMISOR SELLER:

[REDACTED]

(iii)	IF SENT TO TO THE PROMISOR PURCHASER:

[REDACTED]

13.08. Arbitration. All difficulties or controversies related to this Contract, including, among others, those referring to compliance or non-compliance, application, interpretation, validity or non-validity, enforceability, nullification or resolution, termination, determination of indemnities for damages related to non-compliance and questions related to the jurisdiction and competence of the courts, shall be resolved by means of a combined arbitrator, that is, an arbitrator in regards to the procedures and rights involved, their decisions not being subject to any other recourse, all of which the Parties expressly and definitively renounce by means of this document. The arbitrator shall be chosen in joint agreement between the Parties. If there is disagreement regarding the individual to act as the joint arbitrator within a period of 30 days from the generation of the controversy, the decision shall be made by the Chamber of Commerce in Santiago A.G.

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(the “Chamber of Commerce”), to which the Parties confer, in this document and for its effect, an irrevocable special mandate to, upon written request of either Party, designate an arbitrator from among the members of the attorney profession in the arbitral body of the Center for Arbitrators of the Chamber of Commerce. The arbitrator designated by the Chamber of Commerce shall also be joint, and there shall be no recourse available against its decisions, said recourses being expressly and definitively renounced by means of this document. Each Party shall have the right to challenge one time, without need for expressing a cause, the arbitrator designated by the Chamber of Commerce. The arbitration shall take place in the city of Santiago. The arbitrary procedure shall be conducted in a reserved manner, prohibiting the designated arbitrator and the Parties from communicating to third parties the terms of the arbitration and the precedents that are presented therein or made known to the court by the counterparty, with the exception of when this communication may be necessary due to the recourses or judicial actions that the Parties request or effect.

13.09. Addresses. For legal effects, the Parties establish special addresses in the city of Santiago in Chile, extending the competence of the justice courts located in Santiago, regarding all matters that do not correspond to arbitration.

13.10. Legislation. The Parties agree that this Contract is subject to and interpreted in accord with the laws of the Republic of Chile.

13.11. Legal Identities. It is hereby agreed that the legal identities of the representatives of the Parties are as follows, and are not inserted in view of the fact that they are known among themselves:

13.11.1. The legal identity of Mr. José Antonio Jimenez and Mr. Alejandro Mehech Bonati to represent the Fondo de Inversión Privado Mater is recorded in a public deed dated November 2, 2009, issued by Notary Public of Santiago Mr. Raúl Ivan Perry Pefaur.

13.11.2. The legal identity of Mr. Raúl Del Castillo Fernández to represent Inversiones San Bernardo SpA, is recorded in a public deed dated December 22, 2016, issued by Notary Public of Santiago Mr. Eduardo Avello Concha before his alternate Ms. Margarita Moreno Zamorano.

13.11.3. The legal identity of Ms. Viviana Isabel Pulgar Urquiaga represent Inversiones y Asesorías Bayona Limitada, is recorded in a public deed dated December 3, 2013, issued by Notary Public of Santiago Ms. María Angélica Zagal Cisternas.

13.11.4. The legal identity of Mr. Marcelo Enrique Druán Ibáñez to represent Asesorías e Inversiones Supernova SpA, is recorded in a public deed dated December 26, 2016 , issued by Notary Public of Santiago Mr. Eduardo Avello Concha before his alternate Ms. Margarita Moreno Zamorano.

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13.11.5. The legal identity of Christian Hagedorn Hitschfeld to represent Inversiones Hagedorn y Morales Limitada, is recorded in a public deed dated December 22, 2009, issued by Notary Public of Santiago Mr. Sergio Henríquez Silva.

13.11.6. The legal identity of Mr. Diego Enrique Nario Viettro to represent Inversiones Vaimaca Limitada, is recorded in a public deed dated June 19, 2013, issued by Notary Public of Santiago Mr. Raúl Iván Perry Pefaur.

13.12. Copies. This document is issued in 8 copies of the same tenor and date, one being left in the possession of the Purchaser and the others in the possession of the Sellers.

13.13. Communication with Clients and Providers. The Parties agree that the Purchaser will have the right, after coordinating with the Sellers, to a physical or telephone meeting with any client or material provider of the Companies after the public announcement of the signing of this Agreement. The Purchaser will coordinate with the Sellers and with the Key Executives regarding the date and place of these meetings, as well as the message and the contents of both. The Sellers can demand to be present or can demand the presence of any Key Executives at said meetings. Similarly, the Purchaser can demand that the Companies send a written notification to all its clients and suppliers in the name of the Purchaser after the public announcement of the signing of the Definitive Agreement.

[Signature pages on the following pages]

[FINAL VERSION – ENGLISH TRANSLATION]

SHARE PURCHASE PROMISE AGREEMENT DATED FEBRUARY 17, 2017 / between / FONDO

DE INVERSIÓN PRIVADO MATER Y OTROS and INVERSIONES VAIMACA LIMITADA (the

Sellers) and EVERTEC GROUP, LLC (the Buyer) / Related to the shares of / TECNOPAGO S.A.

and EFT GROUP S.A.

EVERTEC GROUP, LLC

Signature:	/s/ Mariana Lischner Goldvarg
Name:	Mariana Lischner Goldvarg

ADMINISTRADORA MATER S.A pp. FONDO DE INVERSIÓN PRIVADO MATER

Signature:	/s/ Alejandro Mehech Bonati
Name:	Alejandro Mehech Bonati

Signature:	/s/ José Antonio Jiménez Martínez
Name:	José Antonio Jiménez Martínez

INVERSIONES SAN BERNARDO SpA

Signature:	/s/ Raúl Del Castillo Fernández
Name:	Raúl Del Castillo Fernández

INVERSIONES SUPERNOVA SpA

Signature:	/s/ Marcelo Enrique Durán Ibañez
Name:	Marcelo Enrique Durán Ibañez

INVERSIONES Y ASESORÍAS BAYONA LIMITADA

Signature:	/s/ Viviana Isabel Pulgar Urquiaga
Name:	Viviana Isabel Pulgar Urquiaga

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INVERSIONES HAGERDORN Y MORALES LIMITADA

Signature:	/s/ Christian Rolando Hagerdorn Hitschfeld
Name:	Christian Rolando Hagerdorn Hitschfeld

CHRISTIAN HAGEDORN HITSCHFELD
(as Tecnopago Promisor Seller and jointly liable for Inversiones Hagerdorn y Morales Limitada)

Signature:	/s/ Christian Rolando Hagerdorn Hitschfeld
Name:	Christian Rolando Hagerdorn Hitschfeld

INVERSIONES VAIMACA LIMITADA

Signature:	/s/ Diego Enrique Nario Viettro
Name:	Diego Enrique Nario Viettro

RAÚL DEL CASTILLO FERNÁNDEZ
(as jointly liable for Inversiones San Bernardo SpA and obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Raúl Del Castillo Fernández
Name:	Raúl Del Castillo Fernández

MARCELO ENRIQUE IBAÑEZ
(as jointly liable for Inversiones Supernova SpA and obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Marcelo Enrique Ibañez
Name:	Marcelo Enrique Ibañez

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JUAN PEDRO ARCIL GREVE
(as jointly liable of Inversiones y Asesorías Bayona Limitada and obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Juan Pedro Arcil Greve
Name:	Juan Pedro Arcil Greve

CARLOS MATEU GOUTS
(as obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Carlos Mateu Gouts
Name:	Carlos Mateu Gouts

GONZALO PÁEZ
(as obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Gonzalo Páez

Name:	Gonzalo Páez

EDUARDO SPANGENBERG

(as obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Eduardo Spangenberg

Name:	Eduardo Spangenberg

[FINAL VERSION – ENGLISH TRANSLATION]

DIEGO NARIO VIETTRO

(as obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Diego Enrique Nario Viettro
Name:	Diego Enrique Nario Viettro

MARIO SÁNCHEZ
(as obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Mario Sánchez
Name:	Mario Sánchez

ALEJANDRO MEHECH BONATI
(as obligor of clauses 10 and 11 of the Contract)

Signature:	/s/ Alejandro Mehech Bonati
Name:	Alejandro Mehech Bonati